    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 2000
                                                      REGISTRATION NO. 333-47082
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT 1 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             EMISSIONS TESTING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           GEORGIA                             7500                      58-2542609
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

        400 COLONY PARK, BUILDING 104, SUITE 600, CUMMING, GEORGIA 30041
                                 (678) 947-6718
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                      RICHARD A. PARLONTIERI, PRESIDENT/CEO
                             Emissions Testing, Inc
                    400 Colony Park, Building 104, Suite 600
                             Cumming, Georgia 30041
                                 (678) 947-6718

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


      Agent for Service:                            With a Copy to:
    Richard A. Parlontieri, President/CEO          Thomas Stalzer, Esq.
    Emissions Testing, Inc.                        Epstein, Becker & Green, P.C.
    400 Colony Park, Building 104, Suite 600       3399 Peachtree Road, N.E.
    Cumming, Georgia  30041                        Suite 1400
    (678) 947-6718                                 Atlanta, Georgia  30326-2834
                                                  (404) 812-5680

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Title and Each Class of          Amount          Proposed Maximum           Proposed Maximum            Amount of Registration
Securities to be                 to be           Offering Price Per Unit    Aggregate Offering Price    Fee
Registered                       Registered
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value       1,430,000(1)                $3.00 (1.a)              $4,290,000
Common Stock, no par value       2,000,000(2)                $ .50 (2.a)              $1,000,000
Common Stock, no par value         500,000(3)                $ .50 (3.a)              $  250,000                 $2,315.00(5)
Common Stock, no par value       1,070,000(4)                $3.00 (4.a)              $3,210,000
                                 ------------                -----                    ----------
TOTALS:                          5,000,000                                            $8,750,000
                                 =========                                            ==========
----------------------------------------------------------------------------------------------------------------------------------



1. Represents shares to be offered for sale by us, through one or more broker-dealers to be retained by us.
1.a  Estimated solely for purposes of calculating the registration fee.
2. Represents shares to be issued upon conversion of the Company's Series A Debentures.
2.a Represents the maximum conversion price for the common stock to be issued upon conversion of the Series A Debentures.
3. Represents shares to be issued upon the exercise of certain Warrants related to the Series A Debentures.
3.a Represents the maximum exercise price for the common stock to be issued upon exercise of the Warrants.
4.   Represents shares to be offered by the Selling Shareholders.
4.a  Estimated solely for purposes of calculating the registration fee.
5.   Includes $756, which was previously paid to the Commission by us.



-----------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================
THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
================================================================================

                     SUBJECT TO COMPLETION - _______, 2000

                                   PROSPECTUS

--------------------------------------------------------------------------------

                                5,000,000 SHARES

                              [SPEEDEMISSIONS LOGO]

                             EMISSIONS TESTING, INC.
                              d/b/a Speedemissions
                                  Common Stock

--------------------------------------------------------------------------------

            In this offering, we are registering 5,000,000 shares of our Common Stock, no par value per share. The 5,000,000 shares consist of the following:

         (I) 1,430,000 shares are being registered for sale by us to investors, either directly and/or through one or more registered broker-dealers to be retained by us to serve as our agent or agents for the purpose of selling such shares, as described below under the heading "Plan of Distribution;"

         (II) 2,500,000 shares are being registered on behalf of the holder of certain debentures and warrants issued previously by us, as described below under the heading "The Series A Convertible Debentures and Warrants - Terms and Conditions;" and

         (III) 1,070,000 shares are being registered on behalf of certain selling shareholders identified below under the heading Selling Shareholders.

         We will receive proceeds from the sale of the 1,430,000 shares described in clause (I) above. We intend to offer these shares in this offering at a price between $_____ and $____ per share. The actual per share price we receive on the sale of our Common Stock will depend upon market conditions existing at the time of sale. The price at which we sell our shares may fluctuate during the course of this offering.

         We will not, however, receive any proceeds from the sale or resale of the shares described in clause (II) or clause (III) above.

         Prior to this offering, no public market has existed for our shares of Common Stock. We plan to have our Common Stock quoted on the Over-the-Counter Bulletin Board.

         THE PURCHASE OF THE COMMON STOCK CARRIES WITH IT A HIGH DEGREE OF RISK. INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT IN OUR COMMON STOCK. SEE "RISK FACTORS" ON PAGES 6 TO 11 FOR A DISCUSSION OF CERTAIN RISKS CONCERNING US AND THIS OFFERING BEFORE INVESTING IN OUR SHARES.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

The date of this Prospectus is _______________, 2000.

--------------------------------------------------------------------------------
GENERAL INFORMATION

INFORMATION ABOUT THE EMISSIONS TESTING INDUSTRY, STATION AND MARKET DATA


     As you review the station and market data contained throughout this Prospectus, you should note the following:

- We obtained certain information from the United States Environmental Protection Agency with regard to the ongoing programs for air quality control, inspections and maintenance. As of December 1, 2000, additional information is available on the Internet at http://www.epa.gov/.

- We obtained information about the industry, its size and potential application from the Manufacturers of Emission Controls Association ("MECA"), a non-profit association formed in 1976 to provide information on exhaust control technology and its implementation. Its members include manufacturers of emission control equipment for automobiles, trucks, buses, off-road vehicles and stationary sources. MECA's report of June 1999 on Inspection/Maintenance Implementation Status Report as well as additional information regarding the industry is available on the Internet at http://www.meca.org/.

- We utilized population and workforce data for the State of Georgia from the Bureau of Labor, State of Georgia, in estimating the market size and demographics for that state. As of December 1, 2000, additional information is available on the Internet at http://www.cleanairforce.com.

- We obtained historical information with regard to the emissions testing programs in the State of Georgia from the Georgia Environmental Protection Division. As of December 1, 2000, additional information is available on the Internet at http://www.cleanairforce.com.

- All market information appearing in this Prospectus is for 1999, unless otherwise indicated.

--------------------------------------------------------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS UNLESS OTHERWISE STATED HEREIN.

--------------------------------------------------------------------------------

         In this Prospectus, when we use the pronouns "we," "our" or "us," we mean Emissions Testing, Inc., unless the context otherwise requires.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. This summary should be read in conjunction with the more detailed information and the financial statements and the related notes thereto contained elsewhere in this Prospectus. You should carefully review the information appearing elsewhere in this Prospectus, in particular the discussion under the heading "Risk Factors".

                             EMISSIONS TESTING, INC.

         We are a start-up enterprise. We were formed as a Georgia corporation on May 5, 2000, for the purpose of engaging primarily in the business of opening, developing, acquiring and operating vehicle emissions testing stations. We do business with the public under the trade name "Speedemissions," using a distinctive logo and color scheme that will identify our testing stations.

         To improve air quality in the United States, many states have enacted statutes and regulations that require vehicles owned in those states to be tested periodically for emissions. Generally, under those laws, vehicles that fail to pass an emissions test are required to undergo certain repairs to correct the emissions problem. We formed Emissions Testing, Inc., for the purpose of conducting vehicle emissions testing. Under our current business plan, we do not intend to perform vehicle repair work on cars and trucks that fail to pass an emissions test.

         One state that requires periodic vehicle emissions testing is Georgia. According to the Environmental Protection Division of the State of Georgia, an estimated 1,335,000 vehicles will be tested in the state for emissions during the year 2000, and that number is expected to increase to 2,240,000 vehicle tests in 2001. The increase is attributable to two key factors: First, Georgia recently enacted new rules that require emissions testing of certain vehicles on an annual basis, as opposed to testing every other year; second, the population of the State of Georgia continues to increase, much of which is concentrated in the Metro Atlanta Area.

         In addition, according to our research, the level of voluntary compliance by vehicle owners with Georgia's emissions testing law is very high. Under Georgia law, a vehicle owner cannot obtain an annual registration for his or her vehicle unless the annual emission test has been performed. And, under Georgia law, operating a vehicle in the state without a current vehicle registration may result in a ticket and fine. Therefore, while the test is perhaps a minor inconvenience for vehicle owners, there is a very high level of voluntary compliance with Georgia vehicle testing law, which, in turn, helps to establish for us a dependable base of potential customers.

         Georgia law regulates the price that emissions testing operators may charge for their testing service. Currently, the charge may not be less than $10.00 nor more than $25.00. Of the price charged by the operator for each test, $7.40 must be remitted to the state by the operator in the form of a fee. The balance of the price received by the operator for its testing service is retained by the operator.

         Our initial marketing plan focuses on Georgia and, in particular, the Metro Atlanta Area. We intend to open or acquire emissions testing stations in the heavily populated 13 county area surrounding Atlanta. These counties include Cherokee, Clayton, Cobb, Coweta, DeKalb, Douglas, Fayette, Forsyth, Fulton (which encompasses the City of Atlanta), Gwinnett, Henry, Paulding and Rockdale.

         To effect our initial plan, we intend to operate several testing stations in relatively close proximity to one another in various "clusters" within the Metro Atlanta Area. Each cluster will have a radius of approximately 10 to 12 miles. These "clusters" will allow us to establish and maintain name recognition in each of our markets, which we believe will lead to brand recognition. Our goal is have our customers think of us and our locations whenever they need to have their cars and trucks tested for emissions.

         Our first "cluster" of stations is located in parts of Gwinnett, Forsyth and DeKalb Counties, situated in the northeast part of the Metro Atlanta Area. This area was selected because of its dense population and the expectation for further population growth.

         We currently operate four testing stations within our initial cluster area. At each of our stations, we own the emissions testing equipment that we use, and we lease the land and the buildings that we occupy. On June 1, 2000, we acquired our first two emissions testing stations, one located at 27 E. Crogan Street in Gwinnett County, and the other at 554 Atlanta Highway in Forsyth County. In November 2000, we opened two additional testing stations in Gwinnett County, one at 1807 Beaver Ruin Road and the other at 4125 Jimmy Carter Boulevard. Each station is equipped to test one vehicle at a time. We have identified two sites, which are in our initial cluster, that will be the locations of our fifth and sixth stations, and have entered into an agreement to purchase the equipment we will need for those facilities. Our fifth and sixth stations should be opened for business during the latter part of December 2000 or the early part of January 2001. We intend to open or acquire approximately two to four additional stations in our initial cluster area, and then concentrate on opening or acquiring testing stations in one or more other cluster areas in Metro Atlanta.

         In selecting sites for our emissions testing stations, we seek to find locations at busy intersections on heavily traveled roads, which have convenient means of ingress and egress for our customers. We believe that, when a vehicle owner decides to have his or her car or truck tested for emissions, convenience is key. With that in mind, we decided to open our third and fourth stations on properties on which Texaco, Inc., operates a gas station and food mart. At these sites, Texaco decided to close down their car wash facilities. We converted the car wash facilities to emissions testing stations. We believe these sites are especially convenient for customers, allowing them to purchase gas and food items, and to have their vehicles tested for emissions, all at the same location. We plan to find similar opportunities with Texaco and the other major oil companies. To date, however, we have not conducted market or consumer surveys, studies or tests in selecting our sites, and we have no plans to do so in the future.

         Our revenue for the five-month period ending October 31, 2000 was $125,000, during which time we incurred a net loss of $381,000. We note, however, that these figures do not reflect the operations of our third or fourth testing stations that we opened in November 2000.

         As we grow, we plan to market our emission testing services in other states that have emissions testing laws similar to those of Georgia. The states of California, North Carolina, Pennsylvania, Texas and Virginia are future potential market areas for us, based upon current laws and regulations. The rate of our growth will depend upon the amount of capital available to us for expansion, and our ability to locate and secure test sites that will be financially successful.

         As noted above, we have no plans to repair vehicles that fail to pass an emissions test. While some of our competitors do provide repair services, we believe our customers may question the integrity of our testing service knowing that we could make more money if a vehicle fails to pass an emissions test. Accordingly, in an effort to protect the customer's perception of our testing service - which is the sole source of our revenue - we will not provide repair services. We believe such a strategy will enhance our ability to attract repeat business over the coming years.

            Thus far, we have financed the development of our business through the sale of convertible debentures. On June 1, 2000, we entered into a Securities Purchase Agreement with GCA Strategic Investment Fund Limited, under which we agreed to sell GCA, and GCA agreed to purchase from us, up to $1 million of our Series A Convertible Debentures, all on the terms set and conditions set forth in that agreement. To date, we have sold $825,000 of our Series A Debentures to GCA. Our most recent sale took place on December 8, 2000, involving the sale of a Series A Convertible Debenture in the principal amount of $100,000. The proceeds of that Debenture will be used, in part, to open our fifth and sixth emissions testing stations. We intend to sell to GCA the remaining debentures of $175,000 available under the Securities Purchase Agreement for working capital and general corporate purposes. For a discussion of the terms and conditions of our transaction with GCA, see
"Series A Convertible Debentures and Warrants - Terms and Conditions."

            Aside from our access to funds under the Securities Purchase Agreement with GCA, we do not have funds that will allow us to acquire or open any additional emissions testing stations. Our plan in this offering is to raise funds that will allow us to implement our strategy of increasing the number of testing stations that we operate in the Metro Atlanta Area and to expand our operations into other states that we deem appropriate for our business.

         Our address is 400 Colony Park Drive, Building 104, Suite 600, Cumming, Georgia 30040. Our phone number is (678) 947-6718 and our facsimile number is
(678) 947-5034. Our web page address is www.speedemissions.com. Information contained in our web site is not incorporated by reference into this Prospectus and you should not consider information contained in our web site as part of this Prospectus.

                                  THE OFFERING

       Common Stock offered in this offering.....................    5,000,000 Shares (1)

       Common Stock to be outstanding after the offering.........    6,280,000 Shares (2)
                                                                                and (3)

       Use of proceeds...........................................    To open and acquire
                                                                     additional emissions
                                                                     testing stations, for
                                                                     working capital and
                                                                     other general corporate
                                                                     purposes.

--------------------------
The above table includes the following:

     (1) The 5,000,000 shares offered hereby consist of the following: (a) 1,430,000 shares of Common Stock to be offered for sale by us through one or more broker-dealers we select for such purpose; (b) 2,500,000 shares of Common Stock to be issued upon conversion of our Series A Debentures and the related Warrants, see Note 2 below, and (c) 1,070,000 shares being registered for selling shareholders. The selling shareholders in this offering, and the number of shares to be registered on their behalf in this offering, are as follows: 100,000 for Richard A. Parlontieri, our President and Chief Executive Officer; 100,000 shares for Porter Lane Investments, Inc., issued in conjunction with our formation; 100,000 shares for Irish Investments, LLC, issued in conjunction with our formation; 100,000 shares for Bolling Investments, LLC, issued in conjunction with our formation; 100,000 shares for Westhurst, Ltd., issued in conjunction with our formation; 100,000 shares for Emerald Marine, Ltd., issued in conjunction with our formation; 100,000 shares for ARM & Associates, LLC, issued in conjunction with our formation; 100,000 shares for Gant Alumni Associates, LLC, issued in conjunction with our formation; 55,000 shares for William S. Estroff, issued in conjunction with our formation; 25,000 shares for Karen Vickers, our Business Office Manager, issued in conjunction with our formation; 25,000 shares for John J. McManus issued in conjunction with our formation; 25,000 shares for each of our three outside directors, for a total of 75,000 shares, issued in conjunction with our formation; and 90,000 shares for Robert Evans, issued in connection with our formation.

     (2) Includes (a) 2,350,000 shares of our Common Stock currently outstanding; (b) 1,430,000 shares of Common Stock offered by us in this offering, (c) 2,000,000 shares of Common Stock to be issued upon full conversion of the Company's Series A Debentures issued under the June 1, 2000 Securities Purchase Agreement between us and GCA Strategic Investment Fund Limited, which conversion is assumed here, and (d) 500,000 shares of Common Stock to be issued upon the full exercise of the Warrants issued by us to GCA in connection with our sale of the Series A Debentures, which exercise is assumed here.

     (3) Excludes 1,000,000 shares of Common Stock reserved for issuance under the 2000 Stock Option Plan.

                                  RISK FACTORS

     For a discussion of factors that should be considered by prospective purchasers in evaluating an investment in our Common Stock, see "Risk Factors."

            This Prospectus contains forward-looking statements that address, among other things, our business strategy, use of proceeds, projected capital expenditures, and possible effects of changes in government laws. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," and "Management's Discussion and Analysis," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including those factors discussed below under "Risk Factors" and set forth in this Prospectus generally.

                                  RISK FACTORS

            A purchaser of any shares of our Company's Common Stock should carefully consider the following risk factors before purchasing our Common Stock. Our Common Stock is a highly speculative investment and a purchaser could lose all of the money spent on purchasing our Common Stock. You should carefully consider the following risk factors in addition to the other information in this Prospectus before purchasing shares of our Common Stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our Common Stock.

WE ARE DEPENDENT ON GOVERNMENT LAWS AND REGULATIONS.

            Our business depends upon government legislation and regulations mandating air pollution controls. At this point, Georgia law is especially important to us because all of our existing emissions testing services are conducted in that state. Changes in federal or state law that govern or apply to our operations could have a materially adverse effect on our business. For example, Georgia law could be changed so as to require that vehicles in the state be tested every other year, as opposed to every year. Such a change would reduce the number of vehicles that need to be tested in any given year and a such a reduction would have a material adverse effect on our business in Georgia. Other changes that would adversely us would be a reduction in the price we can charge customers for our testing service, an increase in the fees we must pay to the state in order to operate an emissions testing stations in that jurisdiction, or the adoption of a system whereby the state, as opposed to private operators, perform vehicle emissions testing. We cannot be assured that any change in federal or state law would not a material adverse effect on the vehicle emissions testing industry generally or, specifically, on our business.

WE HAVE A LIMITED OPERATING HISTORY AND LIMITED HISTORICAL FINANCIAL INFORMATION UPON WHICH YOU MAY EVALUATE OUR PERFORMANCE.

         You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies who, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our Common Stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

OUR ACQUISITION STRATEGY MAY NOT INCREASE OUR CASH FLOW OR PRODUCE OTHER ANTICIPATED RESULTS.

        We expect to experience rapid growth, and we intend to continue our aggressive growth strategy, by acquiring multiple emissions testing stations in both the Metro Atlanta Area and in other markets. This strategy is subject to a variety of risks, including the:

     -    Inability to find suitable acquisition candidates;

     -    Inability to obtain financing to fund future acquisitions;

     - Failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approvals or consents;

     - Difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;

     -    Loss of key employees;

     - Reduction in the number of suitable acquisition targets resulting from continued industry consolidation;

     - Inability to negotiate definitive purchase agreements on satisfactory terms and conditions;

     - Increases in the prices of sites and testing equipment due to increased competition for acquisition opportunities or other factors; and

     - Inability to sell any non-performing stations or to sell used equipment.

If we are not able to address successfully these risks, it could materially harm our business and impair the value of our Common Stock

OUR INABILITY TO MANAGE EFFECTIVELY OUR PLANNED RAPID GROWTH COULD ADVERSELY AFFECT OUR OPERATIONS.

     We anticipate experiencing rapid growth and development in a relatively short period of time and we expect to continue to experience rapid growth in the future. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected rapid growth and development and difficulties in managing our emissions testing stations could have a material adverse effect on our business and the value of our Common Stock.

ADDITIONAL FINANCING FOR FUTURE ACQUISITIONS MAY BE LIMITED.

     Depending upon the nature, size and timing of our opening and acquisition of emissions testing stations, we may require additional equity or debt financing. We cannot be assured that any such financing will be available to us in the future or, if available, will be offered on terms and conditions that are acceptable to us. Similarly, it is unlikely that any bank or financial institution would provide a conventional loan to us given our limited operating history and the current absence of any significant unencumbered tangible assets or properties.

     Furthermore, while we have completed four sales of our Series A Debentures in the aggregate principal amounts of $825,000 to GCA Strategic Investment Fund Limited under the terms of the June 1, 2000 Securities Purchase Agreement, there can be no assurance that any additional sales of securities will occur under that facility, since further transactions are contingent upon certain conditions that may not be met in the future. See "Series A Convertible Debentures and Warrants - Terms and Conditions".

BECAUSE THE EMISSIONS TESTING INDUSTRY IS HIGHLY COMPETITIVE, WE MAY LOSE CUSTOMERS AND REVENUE.

     Our testing stations face competition from other emission station operators who are located near our sites. We expect such competition whenever and wherever we open or acquire a station. Our revenue from emissions testing is affected primarily by the number of vehicles our stations service. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing and to advertise and promote their businesses more effectively than us. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues. A decrease in testing volume as the result of competition or other factors could materially impair our profitability and our cash flows, thereby adversely affecting our business and the value of our Common Stock.

A DOWNTURN AT ANY ONE OF OUR EMISSION TESTING STATIONS COULD ADVERSELY AFFECT OUR OVERALL REVENUE AND CASH FLOW.

     We currently operate four emissions testing stations. A significant decline in testing volume and revenue in any one of our stations could have a material adverse effect on our overall operations and financial condition, thereby adversely affecting our business and the value of our Common Stock.

THE LOSS OF RICHARD A. PARLONTIERI, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND THE INABILITY TO HIRE OR RETAIN OTHER KEY PERSONNEL, WOULD ADVERSELY EFFECT OUR BUSINESS.

     Our business now depends primarily upon the efforts of Mr. Richard A. Parlontieri, who currently serves as our President and Chief Executive Officer. We believe that the loss of Mr. Parlontieri's services would have a material adverse effect on us. In this regard, we note that we have entered into a three-year employment agreement with Mr. Parlontieri, and we are in the process of securing a "key-man" life insurance policy on the life of Mr. Parlontieri in the amount of $1 million. See "Recent Transactions - CONSULTING AND EMPLOYMENT AGREEMENTS."

     As our business grows and expands, we will need the services of other persons to fill key positions in our company. As a start-up company with limited financial resources, however, we may be unable to attract, or retain, competent, qualified and experienced individuals to direct and manage our business. The absence of persons within our company will have a material adverse effect on us and the value of our Common Stock.

ALL OF OUR EMISSIONS TESTING EQUIPMENT IS ENCUMBERED IN FAVOR OF THE HOLDER OF OUR SERIES A CONVERTIBLE DEBENTURES.

     In conjunction with the issuance and sale of our Series A Convertible Debentures to GCA Strategic Investment Fund Limited, we granted to GCA a first priority lien and security interest in and to the primary emissions testing equipment purchased from Lake Holdings, LLC, and all other equipment to be acquired by us while the debentures are outstanding. The debentures have a due date of June 1, 2002. See "Series A Convertible Debentures and Warrants - Terms and Conditions".

     The lien and security interest in favor of GCA has at least two implications: first, if we should default on our obligations under the debentures or the underlying Securities Purchase Agreement, GCA would be in a position to foreclose upon the equipment, thereby threatening the ability of the Company to continue operations; second, given the prior lien in favor of GCA, we cannot grant to another lender a first priority lien or security interest in the collateral pledged to GCA, thus restricting our ability to use that collateral to obtain additional financing.

RESTRICTIONS AND LIMITATIONS IMPOSED UNDER ANY CREDIT FACILITY COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS AND THE VALUE OF OUR COMMON STOCK.

     We expect that any credit facility we enter into will restrict our ability to, among other things:

     -    Incur additional indebtedness;

     -    Pay dividends or make certain other payments or distributions;

     -    Enter into certain transactions with affiliates;

     -    Merge or consolidate with any other entity; or

     - Sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets.

     In addition, any credit facility may restrict our ability to incur liens or to sell certain assets and may require us to maintain specified financial ratios and satisfy certain financial condition tests.

     These restrictions and limitations may adversely affect our ability to grow and expand our business, which may, in turn, adversely affect the value of our Common Stock.

UPON COMPLETION OF THIS OFFERING, OUR FOUNDERS WILL RETAIN CONTROL OF OUR
COMPANY.

     Immediately following the completion of this offering, our original founders, which are comprised of 15 persons and entities, will own collectively 62% of the outstanding shares of our Common Stock. This ownership structure will mean that our founders will have the ability to control the direction of our company, which may be contrary to the wishes of our new investors or a majority of our shareholders.

CERTAIN SHARES OF OUR COMMON STOCK ARE RESTRICTED OR LOCKED-UP FROM IMMEDIATE RESALE. THE LAPSE OF THOSE RESTRICTIONS AND LOCK-UPS, COUPLED WITH THE SALE OF THE RELATED SHARES IN THE MARKET, OR THE MARKET'S EXPECTATION OF SUCH SALES, COULD RESULT IN AN IMMEDIATE AND SUBSTANTIAL DECLINE IN THE MARKET PRICE OF OUR COMMON STOCK.

     A substantial number of our shares of Common Stock are restricted or locked-up from immediate resale in the public market. However, those restrictions and lock-ups will lapse or expire in the future. The sale or resale of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

     From and after the date on which the Securities and Exchange Commission declares effective the Registration Statement of which this Prospectus is a part, our shares of Common Stock will be eligible for sale in the public market as follows:



          SHARES                DATE ELIGIBLE FOR PUBLIC SALE
          ------                -----------------------------
        2,727,000               Effective date of Registration Statement,
                                including the 1,430,000 shares offered hereby by us

          300,000               90th day after effective date

          175,000               May 6, 2001

          400,000               180th day after effective date

        2,755,000               October 1, 2001*



     * Or, if sooner, as to 1,755,000 of these shares, the date on which we reduce to $250,000 or below the aggregate principal amount outstanding under our Series A Convertible Debentures.

See "Shares Eligible for Future Sale."

THE SHARES OF OUR COMMON STOCK HAVE NEVER BEEN PUBLICLY TRADED AND A MARKET MAY NOT DEVELOP FOR OUR SHARES.

     Prior to this offering, there has not been a public market for our Common Stock. We intend to apply to include our Common Stock for quotation on the Over-the-Counter Bulletin Board. After this offering, an active trading market might not develop or, if developed, not continue. The per share price for our Common Stock will be determined by market forces not within our control, including broker-dealers and other parties. You may not be able to resell your shares at or above the price you paid. If an active trading market does develop after the completion of this offering, the market price of our Common Stock will be subject to fluctuations in response to various factors and events, including:

     -    Variations in our operating results;

     -    Regulatory and technological developments;

     - Announcements of business developments by us, our competitors or applicable governmental agencies;

     -    Our ability or failure to implement our growth strategy;

     -    Analysts' reports or projections;

     -    Loss of or changes in key personnel;

     -    Changes in market value of emissions testing companies;

     -    Stock market price and volume fluctuations generally; and

     - Sales of our Common Stock by our shareholders, including sales by GCA Strategic Investment Fund Limited of the shares to be issued upon conversion of our Series A Convertible Debentures and/or the related Warrants, or us.

           Fluctuations in the market price of our Common Stock may, in turn, adversely affect our ability to complete targeted acquisitions, to attract additional capital and financing, and to attract and retain qualified personnel.

                                USE OF PROCEEDS

            The net proceeds to us from the sale of the 1,430,000 shares of Common Stock offered hereby at an assumed initial public offering price of $______ per share, which is the mid-range point of the anticipated range of between $____ and $ _____ per share, after deducting estimated brokerage fees to be paid by us to the broker-dealers retained to sell the securities for us, and after deducing estimated offering expenses, are estimated to be approximately $_________. See "Plan of Distribution."

            We intend to use approximately one-half of the net proceeds we receive in this offering to open and/or acquire additional emissions testing stations. Based on our experience to date in the Metro Atlanta Area, it costs approximately $60,000 to $65,000 to purchase and install the requisite testing equipment and to construct a basic frame building to house the operation or to retrofit an existing structure. Given our estimate of net proceeds to be available to us in this offering, we should be in a position to open or acquire approximately ___ additional testing stations. We intend to use the balance of the net proceeds for working capital and other general corporate purposes.

            We will not receive any proceeds from the resale of the shares of Common Stock by the Selling Shareholders in this offering. Similarly, we will not receive any proceeds from any sale of Common Stock registered in this offering for GCA Strategic Investment Fund Limited, which shares are issuable upon conversion of our Series A Convertible Debentures and upon exercise of the related Warrants. We plan to use the aggregate amount of the conversion and exercise prices we receive from GCA for opening or acquiring additional emissions testing stations and for working capital and other general corporate purposes. See "Business."

                                 DIVIDEND POLICY

          We have not declared or paid any cash or other dividends on our Common Stock. We currently intend to retain earnings to finance the growth and development of our business and do not anticipate declaring or paying cash dividends on our Common Stock in the foreseeable future. Our Board of Directors has discretion to declare future dividends after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our Board of Directors deems relevant.

                                    DILUTION

         Our pro forma net tangible book value as of October 31, 2000 was $______ or a negative $.__ per share. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis after giving effect to conversion of the Series A Convertible Debentures into 2,000,000 shares of Common Stock and the exercise of the Warrants related to the debentures immediately prior to the closing of this offering. After giving effect to the sale 1,430,000 shares of Common Stock offered by us in this offering at an assumed initial public offering price of $_____ (the mid-range point in the anticipated range of between $_____ and $____ per share) and the receipt by us of the estimated net proceeds therefrom, after deducting estimated selling commissions and other offering expenses, our pro forma net tangible book value at October 31, 2000, would have been $_____ , or $_____ per share. This represents an immediate reduction in the pro forma net tangible book value of negative $_____ per share to existing stockholders and an immediate dilution of $_____ per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per
    share for 1,430,000 shares of Common Stock                           $______

Pro forma net tangible book value per share before
the offering                                                   $_____

Increase per share attributable to purchases of 1,430,000
   shares of Common Stock offered hereby                        _____

Pro forma net tangible book value per share after
   the offering                                                           ______

Dilution per share to purchasers of 1,430,000 shares
   of Common Stock offered hereby                                        $______



         The following table summarizes, on a pro forma basis (as described above) as of October 31, 2000, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by the investors purchasing shares of Common Stock in this offering, before deducting estimated selling commissions and other offering expenses:



                                                            TOTAL
                             SHARES PURCHASED           CONSIDERATION         AVERAGE
                             -------------------    --------------------     PRICE PER
                             NUMBER*     PERCENT    AMOUNT*      PERCENT       SHARE
                             ------      -------    -------      -------     ---------
Existing stockholders(1)     4,950         77.6%    $955                       $.2525
New investors(2)             1,430         22.4%
                             -----         -----    -------                  --------
         Total               6,380          100%    $                        $
                                                    =======                  ========

--------------
* IN THOUSANDS

          (1) Includes 100,000 shares of Common Stock redeemed by us from Porter Lane Investments, Inc., on December 1, 2000. See "Certain Relationships and Related Transactions - BEACHSIDE COMMONS I, INC., AND PORTER LANE INVESTMENTS, INC."

          (2) Represents only purchasers of the 1,430,000 shares of Common Stock offered by us in this offering

                                 CAPITALIZATION

         The following table set forth (i) our actual capitalization derived from our audited financial statements as of October 31, 2000, and (ii) our as adjusted capitalization to reflect (a) the conversion of Series A Convertible Debentures in the aggregate principal amount of $1,000000 into 2,000,000 shares of Common Stock; (b) the exercise of Warrants related to the Series A Convertible Debentures into 500,000 shares of Common Stock, and (c) the sale by us of 1,430,000 shares of Common Stock pursuant to this offering at an assumed public offering price of $___ (the mid-range point of the anticipated range of between $___ and $___ per share) and the receipt by us of the estimated net proceeds therefrom, after deducting estimated selling commission and other offering expenses. The capitalization information set forth in the table below is qualified by the more detailed Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Financial Statements and Notes thereto.



                                                          OCTOBER 31, 2000
                                                         ---------------------------
                                                         ACTUAL           AS ADJUSTED
                                                         ------           -----------
         Cash                                            $ 35,000           $
                                                         ========           =======
         Owners' equity (deficit):
         Preferred stock, no par value per share;
            10,000,000 shares authorized,
            no shares issued and outstanding, actual;
            no shares issued and outstanding,
            as adjusted                                    --                  --
         Common stock, no par value per share;
            20,000,000 shares authorized, 2,450,000
            shares issued and outstanding, actual
            (1); 20,000,000 shares authorized,
            6,280,000 shares issued and outstanding,
            pro forma                                    $124,000              --
                  Accumulated deficit                    (429,000)
                                                        ---------          -------
                  Total Owners' Deficit                 $(305,000)         $
                                                        ==========         =======



-------------
     (1) Based on the number of shares outstanding as of October 31, 2000. Includes 100,000 shares of Common Stock redeemed by us on December 1, 2000 from Porter Lane Investments, Inc. See "Certain Relationships and
     Related Transactions - BEACHSIDE COMMONS I, INC., AND PORTER LANE INVESTMENTS, INC." Excludes: (i) 2,000,000 shares issuable under the Series A Convertible Debentures in the aggregate principal amount of $1,000,000;
     (ii) 500,000 shares issuable under the Warrants relating to the Series A Convertible Debentures, and (iii) 1,000,000 shares reserved for issuance under our 2000 Stock Option Plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         We are a start-up enterprise formed on May 5, 2000 as a corporation under the laws of the State of Georgia. Our purpose is to establish a network of automotive emissions testing stations by opening new stations or acquiring existing stations. In June, 2000, we acquired our first two testing stations. In November, 2000, we opened our third and fourth testing stations. Other than our brief experience with our initial stations, we have no operating or financial history.

         Since the time of our formation, however, we have made considerable strides in establishing a platform from which to build our business. We assembled a group of founders who, as a group, have devoted their time and energy in researching and studying key aspects of the emissions testing business in the United States, and particularly in the State of Georgia. We have entered into an employment agreement with Richard A. Parlontieri to serve as our President and Chief Executive Officer to handle our day-to-day operations, and have retained two consultants to provide specialized services for us. See "Recent Transactions - CONSULTING AND EMPLOYMENT AGREEMENTS."

         We entered into a Securities Purchase Agreement with GCA Strategic Investment Fund Limited at the beginning of June, 2000, under which we agreed to sell up to $1,000,000 of our Series A Convertible Debentures. To date, we have sold $825,000 of our Series A Convertible Debentures. See "Series A Convertible Debentures and Related Warrants - Terms and Conditions." We have used a part of those proceeds to acquire and equip our first four emissions testing stations, and a part will be used to open our fifth and sixth stations.

         We believe there exists an opportunity for us to exploit the emissions testing business in several states in the United States. In many states, including Georgia, emissions testing operators each command no more than two or three percent of the market in those jurisdictions. To our knowledge, there are only two operators in the Metro Atlanta Area who own and operate more than two testing stations. We believe there are three primary reasons for this market fragmentation:

         First, most emissions testing stations are affiliated with another business, which serves as their primary business. Examples of such operators include automobile dealerships, muffler shops and other automobile repair shops.

         Second, most of the companies that provide emissions testing services are in the business of repairing vehicles.

         Third, a large segment of the operators that perform emissions testing are independent "mom and pop" small business owners.

         Given this market fragmentation, the large number of small business operators engaged in the business, and the fact that many large companies that perform emissions testing do so as a non-primary business, we believe that a roll-up en masse of independent emissions testing operators is a very viable business opportunity. Many of the current operators are handicapped in their ability to expand and grow because of limited capital and management resources. Therefore, our plan of creating "Speedemissions" as a national brand is similar to the one employed by Blockbuster Video about 10 to 12 years ago.

         By building a national company we can provide for the local independent operator access to capital for marketing and expansion, along with the corporate benefits of health insurance, a retirement plan, stock options and other benefits we intend to adopt as we grow. For small operators who choose to sell their stations to us to become a part of a national publicly-held company, we offer an exit strategy, which most likely is unavailable to them today. We would expect to aggressively pursue the segment of overall strategy during the first half of 2001 following the successful completion of this offering.

         FINANCIAL ANALYSIS

         Our principal revenue source will be from the testing of automobiles for compliance with emission level laws. In our initial market in the Metro Atlanta Area, the price that we may charge for this service is fixed by the state regulations. Currently, the maximum price that may be charged is $25.00 per vehicle (and from that amount the state receives $7.40 in the form of a fee). The balance of the price received by the emissions station is retained by the emissions operator. As a result, our gross revenue from emissions testing will be affected by, among other things, the number of tests our stations are able to complete, the number of retests performed for which, by law, we cannot collect a fee, the price we are allowed by law to charge for our service and the time required by our employees to complete the tests.

         Our first two emissions testing stations were purchased from Lake Holdings, LLC on June 1, 2000. We have operated those stations since the time of our purchase. We have continued operating the stations using employees formerly employed by Lake Holdings, and we have retained as a consultant, Robert Evans, who managed the emissions stations for Lake Holdings, through his company known as R.V. Evans Enterprises, Inc.

         In reviewing the historical results of the first two stations we acquired, we considered it most meaningful to view the combined financial statements of Lake Holdings and Evans Enterprises given the close operational relationship that existed between those entities. For accounting purposes, we have treated Lake Holdings and Evans Enterprises together, as our predecessor. The combined audited financial statements of Lake Holdings and Evans Enterprises show that, for the year ending December 31, 1998, the two companies generated gross revenue of $195,000.00, and a resulting net profit of $17,000.00. For the year ending December 31, 1999, Lake Holdings and Evans Enterprises generated gross revenue of $339,000.00 and a net income of $14,000.00. For the period January 1, 2000 through May 31, 2000, we, Lake Holdings and Evans Enterprises collectively generated gross revenue of $134,000.00, which produced a net loss for the five month period of $31,000.00. During the period May 5, 2000 through May 31, 2000, however, we incurred a net loss of $49,000. Therefore, during the period January 1, 2000 through May 31, 2000, Lake Holdings and Evans Enterprises would have had a net profit of $18,000 if our results were not taken into account for that period. We note that the combined results of Lake Holdings and Evans Enterprises for the fiscal year ending December 31, 1999, included two emissions testing facilities that were closed during the course of 1999.

         For the period beginning June 1, 2000 and ending on October 31, 2000, we generated gross revenues of $125,000.00, and a net loss of $299,000.00. Our loss for the five-month period ending October 31, 2000 was substantially greater than the loss experienced by Lake Holdings and Evans Enterprises during the first five months of the year. The difference in our operating results is attributable primarily to additional expenses we incurred in an effort to create a platform for future growth. Toward that end, we retained two consultants to assist in, and lay the groundwork for, our anticipated growth and, in September of 2000, we hired Mr. Richard A. Parlontieri as our President and Chief Executive Officer to provide the heightened level of experience and skill we need to manage our business in the future. From a revenue standpoint, the revenue we generated during the five month period ending October 31, 2000, was substantially the same as that generated by Lake Holdings and Evans Enterprises during the first five months of the year.

         As discussed in the "Business" section below, the Atlanta Highway station that we acquired from Lake Holdings is generating sufficient revenues to cover the operating costs and expenses associated with that station. That is not yet the case, however, with the East Grogan

Street station that we acquired from Lake Holdings. Nevertheless, we believe that, by enhancing our promotion of that station, through direct mailings, flyers and other printed material, we should be successful in increasing the traffic at that location and thereby increase our revenues at the site. Additionally, as discussed in more detail below, we have opened our third and fourth stations in our first cluster area in the northeastern part of the Metro Atlanta area. At those sites, we have converted car wash facilities previously operated by Texaco, Inc., into our emissions stations. We believe that, by offering our customers the convenience of purchasing gasoline and food items when having their vehicle emissions tested, we should experience a high level of traffic and sufficient revenues to cover our costs at those location and produce a profit. Our fifth and sixth stations, which we intend to open during the latter part of December, 2000 or the first part of January, 2001, will likely involve the conversion of similar car wash facilities to our emissions testing stations.

         LIQUIDITY AND CAPITAL RESOURCES.

         As of this date, we have sufficient capital to open our fifth and sixth emissions testing stations. We also believe that by selling the remaining $175,000.00 of Series A Convertible Debentures under our facility with GCA Strategic Investment Fund Limited, we will have sufficient capital to cover our operating expenses for a period of six to nine months, depending upon the revenues generated by our stations. Thereafter, if we fail to raise capital in this offering, and if we are unable to obtain alternate financing, we will not have sufficient capital to grow our business. We have not approached any banks or financial institutions to discuss alternate financing. We doubt, however, that conventional financing would be available given our limited operating history and our lack of significant unencumbered tangible assets. Therefore, for the company to grow and succeed, we need to successfully sell shares of our Common Stock. If we are unable to sell the remaining $175,000.00 of Series A Convertible Debentures to GCA, and if we are unsuccessful in selling our securities in this offering, we will be unable to grow our operations and it is unlikely that we achieve profitability: However, we enjoy a good relationship with GCA and we are confident the remaining balance of our debentures of $175,000.00 will be sold to GCA, most likely in two or more stages over the next 60 days.

                                    BUSINESS

         We are engaged in the business of opening, acquiring, developing and operating automobile emissions testing stations. A number of federal and state laws mandate automobile testing as a method of improving air quality, and these laws have led to our creation.

         GOVERNMENTAL AND REGULATORY OVERVIEW: Public awareness of air pollution and its hazardous effects on human health and the environment has increased in recent years. The U.S. Environmental Protection Agency estimates that in the United States alone approximately 46 million persons live in areas where air quality levels fail to meet the EPA's national air quality standards. Increased awareness of air pollution and its hazardous effects on human health and the environment has led many governmental authorities to pass more stringent pollution control measures. One especially effective measure that many governmental authorities have adopted is vehicle emissions testing. Vehicle emissions produce approximately 35% to 70% of the ozone air pollution and nearly all of the carbon monoxide air pollution in metropolitan areas. The EPA estimates that enhanced emissions testing on motor vehicles is approximately 10 times more cost-effective in reducing air pollution than increasing controls on stationary pollution sources such as factories and utilities. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution by ensuring that vehicles meet emissions standards.

            In general, these vehicle emissions tests are performed either in a centralized program or in a decentralized program. In a centralized program, a small number of emissions testing operators are licensed by the state to perform vehicle emissions testing. These operators are authorized to perform emissions tests, but generally they are prohibited from repairing vehicles that fail to pass an emissions test.

            On the other hand, in a decentralized program, a wider range of persons may perform emissions tests, including those engaged primarily in other businesses, such as automotive repair shops, automobile dealers and others. For many of these operators, performing emissions tests is not their primary business.

            The EPA has granted state governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program. Fifteen states have implemented decentralized programs and eleven states and the District of Columbia have implemented centralized programs. The percentage of programs that are either centralized or decentralized has remained relatively constant since 1991.

            Vehicle emissions control requirements have become progressively more stringent since the passage of the Clean Air Act in 1970. The 1990 Amendments, in particular, emphasized the need for effective emissions control programs and, in 1992, the EPA adopted regulations that required areas across the United States to implement certain types of emissions control programs by certain dates, depending on the area's population and their respective levels of air pollution. The EPA has the authority under the Clean Air Act to withhold non-safety related federal highway funds from states that fail to implement such mandated programs by prescribed deadlines. To date, the EPA has been willing, in certain circumstances, to grant extensions of these deadlines and it has yet to impose any sanctions or penalties for non-compliance.

            More recently, on July 31, 1998, the EPA issued a final study that concluded that more stringent air quality standards for motor vehicle emissions are needed, and that such standards should be implemented as it becomes technologically feasible and cost-effective to do so. We believe that the setting of such standards will be the most important EPA regulatory initiative affecting motor vehicles since the passage of the 1990 Amendments. We believe that the EPA study is likely to result in more stringent standards that will have the effect of increasing the number of areas that must implement emissions testing programs and thereby potentially increasing the market for our service.

            Since 1977, when federal legislation first required states to comply with emissions standards through the use of testing programs, California has been a leader in testing procedures and technical standards. California has approximately 22 million vehicles subject to emissions testing, more than three times that of any other state. California's testing program is overseen by the California Bureau of Automotive Repair (the "BAR"). The BAR has revised its emissions testing standards three times: in 1984, 1990 and, most recently, in 1997. With each of these revisions, the BAR has required the use of new, more sophisticated and more accurate emissions testing and analysis equipment, which must be certified by the BAR. California's testing standards have become the benchmark for emissions testing in the United States. All states with decentralized programs and many states with centralized programs require emissions testing and analysis equipment used in their programs to be either "BAR-84," "BAR-90," or "BAR-97" certified, with all newly-implemented enhanced programs requiring BAR-97 certification.

            As emissions testing equipment has become more technologically advanced, government regulators have required that testing facilities use this more advanced equipment. The most significant technological advance that has occurred in the emissions testing industry over the past decade is the development of "enhanced" testing systems. Prior to 1990, the EPA required government agencies to test vehicles only for emissions of carbon monoxide and hydrocarbons, which form smog. During this "basic" test, a technician inserts a probe in the vehicle's tailpipe while the vehicle is idling and emissions analyzers then measure pollution levels in the exhaust. These basic tests worked well for pre-1981, non-computerized vehicles containing carburetors because typical emission control problems involved incorrect air/fuel mixtures and such problems increase pollution levels in the exhaust even when the vehicle is idling.

            However, today's vehicles have different emissions problems. For tests on modern vehicles to be effective, the equipment must measure nitrogen oxide emissions that also cause smog and must test the vehicle under simulated driving conditions. The EPA now requires these "enhanced" tests in some areas. A technician conducts these enhanced tests on a dynamometer, a treadmill-type device that simulates actual driving conditions, including periods of acceleration, deceleration and cruising.

            THE FOLLOWING TABLE WAS DEVELOPED BY THE EPA AND PROVIDES CONTACT INFORMATION ABOUT THOSE STATE INSPECTION PROGRAMS IN PLACE AS OF DECEMBER 1999. THESE LINKS WERE VALID AS OF DECEMBER 6, 2000.


  ----------------------------------------------------------------------------------------------------
  CENTRALIZED STATE PROGRAM PAGES
  ----------------------------------------------------------------------------------------------------
   Arizona                     http://www.adeq.state.az.us/index.htm
  ----------------------------------------------------------------------------------------------------
   Connecticut                 http://dmvct.org/emipage.htm
  ----------------------------------------------------------------------------------------------------
   Colorado                    http://www.state.co.us/gov_dir/revenue_dir/mv_dir/emissions.html
  ----------------------------------------------------------------------------------------------------
   DC                          No Links
  ----------------------------------------------------------------------------------------------------
   Delaware                    http://www.dnrec.state.de.us/air/aqm_page/inspect.htm
  ----------------------------------------------------------------------------------------------------
   Florida                     http://www.hsmv.state.fl.us
  ----------------------------------------------------------------------------------------------------
   Illinois                    http://www.epa.state.il.us/air/vim/
  ----------------------------------------------------------------------------------------------------
   Indiana                     http://www.state.in.us/bmvexpress/titles/regmanol.html
  ----------------------------------------------------------------------------------------------------
   Maryland                    http://www.mde.state.md.us/arma/veip/veiphome.html
  ----------------------------------------------------------------------------------------------------
   Ohio                        http://www.epa.state.oh.us/dapc/mobile/main_page.html
  ----------------------------------------------------------------------------------------------------
   Washington                  http://www.ecy.wa.gov/programs/air/automotive_pages.htm
  ----------------------------------------------------------------------------------------------------
   Wisconsin                   http://www.dot.state.wi.us/dmv/im.html
  ----------------------------------------------------------------------------------------------------
  DECENTRALIZED STATE PROGRAM PAGES
  ----------------------------------------------------------------------------------------------------
    Alaska                     http://www.state.ak.us/dmv/reg/imtest.htm
  ----------------------------------------------------------------------------------------------------
    California                 http://www.smogcheck.ca.gov/
  ----------------------------------------------------------------------------------------------------
    Georgia                    http://www.cleanairforce.com/
  ----------------------------------------------------------------------------------------------------
    Kentucky                   http://www.nr.state.ky.us/nrepc/dep/daq/outreach/smog.html
  ----------------------------------------------------------------------------------------------------
    Massachusetts              http://www.magnet.state.ma.us/dep/bwp/iandm/imhome.htm
  ----------------------------------------------------------------------------------------------------
    New Jersey                 http://www.state.nj.us/mvs/inspection.htm
  ----------------------------------------------------------------------------------------------------
    Nevada                     http://www.state.nv.us/dmv_ps/nvreg.htm
  ----------------------------------------------------------------------------------------------------
    New York                   http://www.nydmv.state.ny.us/vehsafe.htm/emissions inspection
  ----------------------------------------------------------------------------------------------------
    Oregon                     http://www.deq.state.or.us/aq/vip/index.htm
  ----------------------------------------------------------------------------------------------------
    Pennsylvania               http://www.drivecleanpa.state.pa.us/
  ----------------------------------------------------------------------------------------------------
    Rhode Island               http://www.riinspection.com/
  ----------------------------------------------------------------------------------------------------
    Texas                      http://www.tnrcc.state.tx.us/air/ms/motoristchoice.html
  ----------------------------------------------------------------------------------------------------
    Utah                       http://www.slvhealth.org/html/eh/html/im.html
  ----------------------------------------------------------------------------------------------------
    Vermont                    http://www.aot.state.vt.us/dmv/dmvhp.htm
  ----------------------------------------------------------------------------------------------------
    Virginia                   http://www.deq.state.va.us/protair/homepage.html
  ----------------------------------------------------------------------------------------------------


         EMISSIONS TESTING IN THE STATE OF GEORGIA: As a result of a rapidly increasing population, which has caused the levels of smog to escalate sharply, the 13 counties that make up the Metro Atlanta Area have been identified by the EPA as target sites for a mandatory vehicle inspections and maintenance program. In 1996, the Environmental Protection Division of the State of Georgia initiated "Georgia's Clean Air Force" program that requires testing of certain vehicles in a 13 county area surrounding Atlanta, Georgia, for certain emission levels. These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

         Georgia's program is a decentralized program. All operators performing emissions testing in Georgia must have their technicians attend and complete certain state certified training, and report to the state on their emissions testing activities every month. Testing stations may be licensed to test all vehicles, which is known as an "ALL VEHICLES WELCOME" station, or only vehicles not more than five years old, known as a "NEW VEHICLES ONLY" station, or a fleet of vehicles. The four stations we currently operate are "ALL VEHICLES WELCOME" stations.

         The Georgia Clean Air Force Program initially required a "basic" test of exhaust gases every two years. In 1997, the program was changed to include "enhanced" testing, which combines the simple exhaust test with a simulated "road-test" using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, however, Georgia amended this rule, so as to require testing on an annual basis beginning on January 1, 2000, subject to certain transition rules. Also, for the year 2000, new vehicles are exempt from testing until the test year two years following the model year of the vehicle. Beginning on January 1, 2001, new vehicles will be exempt from testing until the test year three years following the model year of the vehicle.

         The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto service providers, such as service stations and car dealers. According to the State of Georgia, there were 649 licensed test sites and 1,416,452 tests were performed in Georgia under the Georgia Clean Air Force Program during the calendar year 1999.

         Under Georgia law, the price that a testing station may charge per test may not be less than $10.00 nor more than $25.00. From such price, $7.40 per test must be paid by the station operator to the state as a fee. The balance of the current charge, or $17.60 per vehicle assuming the maximum price of $25.00 is charged, is retained by the station operator. If a vehicle fails an emissions test, it may be retested at no additional charge for up to 30 days after the initial test, so long as the subsequent test is performed at the same facility. During the first six months of 2000, according to the State of Georgia, approximately 13.77% all tests performed in Georgia were retests for which there was no charge. At our stations, to date, we have had a test failure rate of 3.7%.

         If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost of $608 under current law. If a vehicle fails a reinspection despite the maximum expenditure required by law, the owner must apply for a compliance waiver from the state.

         Compliance with Georgia's laws regarding vehicle emissions is very high, since a successful test, or a waiver from the state, is required to obtain or renew a vehicle's registration. Persons who fail to comply with these laws may be ticketed and subject to a fine.

         The typical testing site is located inside of a structure similar to a residential garage with doors at both ends so vehicles can "drive-through" the facility. A computerized testing system is located in the building and, in the case of enhanced testing, a dynamometer is fixed to the floor, generally inset in a concrete floor. The dynamometer is a device that allows the vehicle to be running, in drive gear, allowing a simulation of the operation of the vehicle at normal driving speeds, though in place, in the garage. The cost of equipment for a new testing station is approximately $40,000, while the cost of the facility varies. Generally, we do not expect to own any land or buildings. Instead, we intend to lease or sublease all of the land and the buildings that we use in our business. We expect a total cost for a new emissions testing site will be approximately $60,000 to $65,000, including renovations, equipment and installation.

         BUSINESS STRATEGY: Our initial business strategy is to establish a "cluster" of emissions testing stations in various locations in the Metro Atlanta Area, and to expand into other states that have adopted a decentralized emissions testing program. By creating a presence by branding our image in additional testing markets, we believe we can develop a long-term strategy for growth and stabilize our revenues as our markets change, based on population changes, governmental legislation and other factors.

         Our business strategy takes into account the following factors;

     - An increase of approximately 70%, as determined in the Georgia Clean Air Force, in the number of cars requiring emissions testing as a result of changes in Georgia law, requiring that vehicles be tested annually, instead of biennially, and by conditioning the issuance of a license registration upon compliance with the emissions testing law, in the 13 county area that comprises the Metro Atlanta Area; and

     - A increasing population in the Metro Atlanta Area, together with an increase in the number of vehicles operated in that area; the Metro Atlanta Area has seen an increase the number of automobiles operated in the area, from 1,932,635 cars in 1995 to 2,175,316 in 1999.

     We believe that these market characteristics should create for us the potential for revenue growth and cost efficiencies.

         GROWTH STRATEGY: Our growth strategy is to establish an initial presence in the Metro Atlanta Area through (a) the opening of new stations in locations that management believes will offer the potential for a high volume of business., and (b) the acquisition of existing testing stations. In the acquisition of existing stations, we seek facilities located on heavily traveled roads and at busy intersections. Other criteria include proximity to a large number of businesses, state automobile licensing offices, and densely populated residential areas. The same attributes apply to new sites, when establishing the most desirable locations. Our goal is to locate sites that are convenient and "user friendly" for our customers.

         Many of the existing emission sites in Georgia are located at intersections with relatively low traffic volume, or operate in conjunction with other low volume businesses, including many service stations and other auto service businesses. While these sites may operate profitably when combined with other business activities, they would likely be unprofitable as a standalone testing business. We will generally avoid the selection of such sites, instead focusing on higher volume traffic sites.

         As we open new sites, we expect that we will lease the land and building from the existing owner or sublessor. When we are able to use an existing building, such as an abandoned car wash, oil change or service station location, we expect minimum expense associated with the installation of the equipment. In the case that we lease the land only, for instance in a shopping center parking lot, we would expect to erect a simple structure to house our equipment. These structures would be assembled on site, using pre-made panels, such that they can easily be moved at a later date. A structure of this style would cost from $5,000 to $7,000, depending on size and local building code requirements.

         After acquiring a site, or opening a new facility, we may advertise our location using leaflets, flyers and other printed material, as well as signage at the location. We believe the use of such promotions will generate awareness of our sites, and thereby create increased traffic to our locations. We expect to make our information available on the Internet for look-up by our customers, such as our site locations, operating hours and other information that might be of interest to our customers and prospective customers.

         OPERATING STRATEGY: Our operating strategy focuses on (a) increasing the number of sites we operate in a given market, (b) increasing the volume of business at each site, (c) creating brand awareness for our services, and (d) creating repeat customer sales, all of which is designed to enhance our revenue and cash flow. To achieve these goals, we:

     - Seek to secure and maintain multiple stations at well-traveled intersections and other locations that are easily reachable by our customers:

     - Coordinate operations, training and advertising in each market to enhance revenue and maximize cost efficiencies within each market;

     - Implement regional management and marketing initiatives in each of our markets;

     - Seek to acquire existing testing sites where significant volume potential exists; and

     - Tailor each facility, our advertising and the services we offer to appeal to the broadest range of consumers.

         Our emissions testing stations are open for business during weekdays between the hours of 8:00 AM to 5:30 PM, and from 8:30 AM to 2:00 PM on Saturdays, for a total of 53 hours per week. Our stations are closed on Sundays. The average emissions test takes approximately 12 to 15 minutes to complete. Therefore, each of our stations can test anywhere from four to six vehicles per hour. Assuming steady demand throughout the day, six days a week, each of our stations would have the capacity to test approximately 212 vehicles per week (53 hours X 4 vehicles per hour), or 848 vehicles per month (212 vehicles per week X 4 weeks). Based upon our calculations involving our first two emissions stations during the time period June 1, 2000 through December 1, 2000, each of our stations needs to receive payment for 429 emissions tests per month to cover the costs associated with the operation of that particular station. Under our model described above, our stations have sufficient capacity for us to cover our station overhead costs and generate a profit.

         To date, our stations at East Crogan Street and Atlanta Highway performed, and received payment for, the following number of emissions tests:



        MONTH (2000)              ATLANTA HIGHWAY            EAST CROGAN STREET
        ------------              ---------------            ------------------
        June                      652                               278

        July                      636                               301

        August                    740                               411

        September                 620                               292

        October                   513                               299

        November                  588                               262



         Our Atlanta Highway station has consistently achieved its break-even of point of 429 paid tests per month. Our East Crogan station has yet to reach its break-even point. Our results at East Crogan have been hampered by a competitor who has opened an vehicle emissions stations across the street from our station. We plan to increase our promotion of the East Crogan station with direct mailing and flyers to generate additional volume at that station. Despite the competition, we are confident our East Crogan station will be profitable next year.

         As for our third and fourth stations, they were opened in early November, 2000. Prior to that time, the buildings we are now occupying on Jimmy Carter Boulevard and Beaver Ruin Road were used as cash wash facilities. Therefore, it will take time to make motorists aware of the new emission testing service now provided at those locations. During November, 2000, we conducted a total of 44 tests at those two sites during the first three weeks of operations. Given the heavy traffic pattern in those areas, and the ability of our customers to purchase gasoline and food items at the Texaco stations adjacent to our facilities, we are confident that our Jimmy Carter and Beaver Ruin stations will be profitable.

         EMPLOYEES AND CONSULTANTS: We currently employ seven individuals, including our President, Richard A. Parlontieri, and our Business Office Manager, Karen Vickers. Our other employees are each licensed by the State of Georgia to perform vehicle emissions tests. In addition, we have engaged the services of two consultants. See "Recent Transactions - CONSULTING AND EMPLOYMENT AGREEMENT."

         2000 STOCK OPTION PLAN: In December, 2000, our Board of Directors adopted a stock option plan known as the "Emissions Testing, Inc., 2000 Stock Option Plan." The effective date of the plan is December 1, 2000. The purpose of the plan is to afford our executive employees and directors, as well as our key consultants and advisors, with an opportunity to acquire or increase their respective proprietary interests in us. The plan is administered by a Committee, which is to be comprised of at least two of our directors appointed by the Board. The Board has appointed three of its members, Drs. Sidney E. Brown, William L. Ross and Richard D. Downey, to serve as the initial members of the Committee. The Committee has the power and authority under the plan, among other things, to select the persons to whom options or awards will be granted, the type and number of shares or awards to be granted to such persons and the terms and conditions of the grant, including the timing of the grant.

         The Board of Directors has reserved 1,000,000 shares of our Common Stock for issuance under the plan. The plan contemplates the issuance of (a) incentive stock options, (b) options other than incentive stock options, (c) reload options, (d) restricted shares of our Common Stock and (e) stock appreciation rights.

         Incentive stock options are options issued in accordance with the terms, limitations and conditions of Section 422 of the Internal Revenue Code of 1986, as amended. Incentive stock options provide certain tax benefits to the option holder, mainly the deferral of income tax recognition until the securities issuable upon exercise of the option are sold or otherwise disposed of by the security holder. Options that do not satisfy Section 422 generally are taxable to the option holder upon the exercise of the option.

         In order to constitute an incentive stock option under Section 422, several statutory requirements must be met, including the following: (a) the option holder must be an employee of the issuer or a subsidiary of the issuer;
(b) the option holder may not be an individual who, at the time the option is granted, owns stock that has more than 10% of the voting power of all classes of stock of the issuer or any subsidiary of the issuer unless certain more stringent qualification rules are satisfied; (c) upon exercise of the option, the option holder must receive stock of the employer corporation or the stock of a parent or subsidiary corporation to the employer; (d) the option plan must specify the aggregate number of shares of employer stock that may be issued pursuant to the plan and the employees or class of employees who are eligible to receive incentive stock options; (e) a newly adopted incentive stock option plan must be approved by the shareholders of the adopting corporation within 12 months before or after the plan is adopted; (f) the plan cannot be of a duration of more than 10 years from the date the plan is adopted or the date the plan received shareholder approval, whichever is earlier; (g) the incentive stock option, by its terms, cannot be exercised after the expiration of 10 years from the date of the grant; (h) the option exercise price must be no less than the fair market value of the underlying stock at the time the option is granted and, if the option holder is the owner of 10% or more of the total combined voting power of the stock of the employer corporation or its parent or subsidiary, the exercise price must be no less than 110% of the market value of the underlying stock, and (i) the value of shares of employer stock that can be exercised for the first time by a taxpayer in any one year under an incentive stock option plan cannot exceed $100,000.00, based on the fair market value of the stock at the date of the option's grant. Incentive stock options allow the option holder to defer the recognition of taxable income on the transaction until the underlying security issued upon the exercise of the option is sold or otherwise disposed of by the holder. Options that do not constitute incentive stock options generally are taxable to the option holder upon the exercise of the option.

         Options that do not meet the requirements of an incentive stock options may be issued under the plan, pursuant to terms and conditions established by the Committee in accordance with the plan, including the exercise price, any vesting period, forfeiture provisions, and the period of time within which the option may be exercised.

         Reload or "replacement" options are options that may, in the discretion of the Committee, be issued whenever an option holder uses shares of our Common Stock to pay the exercise price of options previously granted under the plan. The number of shares covered by such an reload option generally is equal to the number of shares used by the option holder to pay the exercise price of the earlier options, and the exercise price for the reload option generally is equal to the then-current fair market value of our Common Stock.

         Restricted shares of Common Stock may be issued under the plan. Restricted shares are those subject to restrictions, terms and conditions placed upon them by the Committee, in its discretion, in connection with the issuance, ownership or transferability of those shares.

         Stock appreciation rights allow the holder to receive from us an amount of cash equal to the appreciation, if any, in the fair market value of a share of our Common Stock from the grant date of such rights to the date on which the rights are retired or expire.

         The plan provides that the Committee, in its discretion, may issue options and awards in any combination. We are not obligated under the plan, or any agreement to which we are a party, to register any of the options or awards issuable under the plan with the Securities and Exchange Commission or any other governmental agency.

         To date, we have granted no options under the plan. However, we have agreed to issue options under the plan to Richard A. Parlontieri for 500,000 shares and to Mr. Robert Evans for 120,000 shares. The options will not be granted until after our Common Stock is traded in the public market. The per share exercise price under each of these options will be equal to the per share fair market value of our Common Stock on the date the options are granted. See "Recent Transactions - EMPLOYMENT AND CONSULTING AGREEMENTS - RICHARD A. PARLONTIERI and ROBERT EVANS." We also propose issuing similar options for 5,000 shares to each of our three outside directors, for a total of 15,000 shares, subject to our shareholders' approval.

         PROPERTIES AND FACILITIES: We rent our general corporate offices located at 400 Colony Park in Cumming, Georgia, which consist of 1,240 square feet of office space. The rent for our office space is $1,195 per month, including utilities, with a term that expires on May 31, 2001.

         We also rent the land and buildings we use in connection with our four existing emissions testing facilities. See "Recent Transactions - ASSET PURCHASE AGREEMENT WITH LAKE HOLDINGS, LLC." and "LAND LEASES WITH MOTIVA ENTERPRISES - THIRD AND FOURTH EMISSIONS TESTING STATIONS."

         LEGAL PROCEEDINGS, ETC: We are not currently involved in litigation, arbitration or other proceedings in connection with the ownership or operation of our business.

         FISCAL YEAR: We intend to adopt a fiscal year that ends on December 31st of each year.

                 SERIES A CONVERTIBLE DEBENTURES AND WARRANTS -
                              TERMS AND CONDITIONS

            The following paragraphs describe generally the terms and conditions of the Securities Purchase Agreement we entered into with GCA Strategic Investment Fund Limited on June 1, 2000, and an amendment to that agreement that we entered into with GCA as of November 30,

2000. The Securities Purchase Agreement provides that we will sell and issue to GCA, and that GCA will purchase from us, our Series A Convertible Debentures having an aggregate principal amount of $1,000,000. The Securities Purchase Agreement also requires that, as GCA purchases our Series A Convertible Debentures, we will issue Warrants to GCA, allowing GCA to purchase up to 500,000 shares of our Common Stock.

            On June 1, 2000, under the terms of the Securities Purchase Agreement, we sold to GCA a Series A Convertible Debenture in the original principal amount of $525,000, and we issued to GCA a Warrant covering 250,000 shares of our Common Stock. On September 15, 2000, we sold to GCA another Series A Convertible Debenture in the original principal amount of $100,000, and we issued to GCA a Warrant covering 50,000 shares of our Common Stock. On November 1, 2000, we sold to GCA under the same facility a Series A Convertible Debenture in the original principal amount of $100,000 and we issued to GCA a Warrant for 50,000 shares of our Common Stock. On December 8, 2000, we sold to GCA a
Series A Convertible Debenture in the original amount of $100,000 and we issued to GCA a Warrant for 50,000 shares of Common Stock. These sales and issuances were structured as private placements under Sections 4(2) and 4(6) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D of the Securities and Exchange Commission promulgated thereunder. Therefore, under the term of the Securities Purchase Agreement, there are Series A Convertible Debentures in the aggregate principal amount of $175,000 remaining to be sold by us to GCA, and there are Warrants for an additional 100,000 shares of our Common Stock remaining to be issued by us to GCA.

            For purposes of this offering and of this section of the Prospectus, we are assuming that GCA has purchased Series A Convertible Debentures of $1,000,000 and has received Warrants covering a total of 500,000 shares our Common Stock. Of the 5,000,000 shares being registered in this offering, a total of 2,000,000 shares of our Common Stock are being registered on behalf of GCA as the holder of the Series A Convertible Debentures and 500,000 shares of Common Stock are being registered on behalf of GCA as the holder of the related Warrants. For purposes of this offering and this section, we are using a conversion price for the Series A Debentures of $.50 per share and an exercise price for the Warrants of $.50 per share. Those are the currently applicable conversion and exercise prices for the Series A Convertible Debentures and the Warrants. However, those prices may change based upon certain subsequent events. See "Adjustments to Conversion and Exercise Prices" in this section of the Prospectus.

            The general terms of our agreement with GCA are as follows:

     COMMITMENT AMOUNT: GCA has agreed to purchase our Series A Convertible Debentures in the aggregate principal amount of $1,000,000.

     COMMITMENT TERM: Sales and purchases of our Series A Convertible Debentures may be made during the period beginning on June 1, 2000 and ending on June 1, 2001.

     COMMITMENT FEE: We are required to pay to GCA a commitment fee of one and one-half percent of the portion of the total Commitment Amount that remains unused and has not been cancelled as of June 1, 2001. We may cancel any unused portion of the Commitment Amount at any time on 10 days notice, in which event we will pay to GCA a commitment fee of one and one-half of the Commitment Amount that has been so cancelled. If, however, GCA wrongfully fails or refuses to purchase our Series A Convertible Debentures, no commitment fee is due or payable to GCA.

         MULTIPLE CLOSINGS OR TAKEDOWNS: The Securities Purchase Agreement provides that the Series A Convertible Debentures will be sold by us to GCA in multiple closings or takedowns. The initial takedown took place on June 1, 2000, concurrently with the execution and delivery of the Securities Purchase Agreement. In that transaction, GCA purchased from us a Series A Convertible Debenture in the original principal amount of $525,000 and, in connection with that sale, we issued to GCA a Warrant for 250,000 shares of our Common Stock. The second takedown took place on September 15, 2000. In that transaction, GCA purchased a Series A Convertible Debenture in the original principal amount of $100,000. We issued GCA a Warrant for 50,000 shares of our Common Stock. The third takedown took place on November 1, 2000. In that transaction, GCA purchased a Series A Convertible Debenture in the original principal amount of $100,000. We once again issued GCA a Warrant for 50,000 shares of our Common Stock. The fourth takedown took place of December 8, 2000, which involved the sale by us of a Series A Convertible Debenture in the principal amount of $100,000 and the issuance by us of a Warrant for 50,000 shares of Common
Stock.

         CONDITIONS TO TAKEDOWNS: Takedowns are subject to a number of conditions that must be satisfied at the time of closing, unless otherwise waived by GCA, including the following:

         (i) A registration statement declared effective by the Securities and Exchange Commission, which registration statement includes shares of the Common Shares issuable to GCA upon conversion of the Series A Convertible Debentures and upon exercise of the Warrants;

         (ii) The accuracy of our representations and warranties set forth in the Securities Purchase Agreement and in our other agreements with GCA;

         (iii) The absence of any suspension of trading in or delisting (or pending delisting) of our Common Stock;

         (iv) The receipt by GCA of satisfactory legal opinions (including a "10b-5" opinion as to the registration statement and Prospectus covering resales by GCA of our Common Stock issuable to GCA upon conversion of the Series A Convertible Debentures or the related Warrants);

         (v) The receipt by GCA of an accountant's "comfort letter" or "agreed upon procedures" letter, as appropriate;

         (vi) The absence of any disputes by GCA as to results of periodic due diligence investigations; and

         (vii) The absence of any material adverse changes in our financial condition or prospects, or share listing status or price.

         SERIES A DEBENTURE PURCHASE PRICE: The price for our Series A Convertible Debentures is $950 per $1,000 face amount of each debenture. However, pursuant to an agreement between us and GCA, the price for our $100,000 Series A Convertible Debenture sold to GCA on September 15, 2000 was $100 per $1,000 face amount of the debenture.

         INTEREST AND MATURITY DATE OF THE SERIES A CONVERTIBLE DEBENTURES: The outstanding amount of each Series A Convertible Debenture bears interest at the per annum rate of seven percent, payable at the end of each quarter beginning on September 30, 2000 and continuing thereafter until the debenture has been converted, redeemed or otherwise satisfied. Interest is paid in arrears and not in advance of the calendar quarter to which it relates. We have the option to pay interest by issuing additional shares of our Common Stock to the holder of the Series A Convertible Debenture, so long as notice is given to the holder when the debenture is issued. With respect to the first Series A Convertible Debentures issued by us on June 1, 2000, September 15, 2000 and November 1, 2000, we did not give such notice to GCA. Therefore, interest on those Series A Convertible Debentures must be paid in cash, unless GCA subsequently agrees to waive the prior notice requirement set forth in the debentures. The principal amount of all Series A Convertible Debentures is due and payable by us on June 1, 2001, which is the Maturity Date of the GCA facility.

         CONVERSION PRIVILEGE AND CONVERSION PRICE: Under the terms of the Series A Convertible Debentures, the holder has the right, at its option, to convert all or any part of the principal amount of the debenture, together with accrued and unpaid interest and certain default charges, into fully paid and nonassessable shares of our Common Stock. The holder of a Series A Convertible Debenture may exercise this conversion right at any time while the debenture is outstanding, unless we have elected to exercise our right to redeem the debenture. For a discussion of the terms under which we may redeem a Series A Convertible Debenture, see "Redemption Rights and Obligations" in this section of the Prospectus). Generally, the number of shares of our Common Stock to be issued upon the exercise of such a conversion right will be equal to the aggregate amount of principal, accrued and unpaid interest, and certain default charges as specified in the Series A Convertible Debenture divided by the conversion price. Generally, the conversion price is equal to the lesser of (a) $.50, and (b) 75% of the three lowest weighted average sales prices of our Common Stock as reported by Bloomberg LP for the ten trading days immediately preceding but not including the date on which the holder of the Series A Convertible Debenture gives us notice of the holder's intent to convert. The Securities Purchase Agreement provides for a mechanism to adjust the amount of the conversion price in the event certain extraordinary events occur involving our company. See "Adjustments to Conversion and Exercise Prices" in this section of the Prospectus).

         REDEMPTION RIGHTS AND OBLIGATIONS: Under the terms of the Securities Purchase Agreement and the Series A Convertible Debentures, we may elect to redeem any outstanding Series A Convertible Debentures so long as we are not in default of the debenture or the Securities Purchase Agreement with GCA. Generally, the redemption price of the Series A Convertible Debentures is equal to (x) the number of shares of Common Stock into which the Series A Convertible Debentures are then convertible, times (y) the average closing bid price of the Common Stock for the five trading days immediately prior to the date that the Series A Convertible Debentures are called for redemption, plus accrued and unpaid interest.

         Also, we are obligated to file with the Securities and Exchange Commission and to cause to be declared effective a registration statement covering the shares of Common Stock to be issued to GCA upon conversion of the Series A Convertible Debentures and upon exercise of the related Warrants. If the registration statement is not declared effective on or before a specified date, we are required to redeem all of the outstanding Series A Debentures, at the redemption price described in the immediately preceding paragraph. See "Registration Rights" in this section of the Prospectus.

         In addition, we are obligated, upon request of a majority of the holders of the Series A Convertible Debentures, to redeem the Series A Convertible Debentures upon the occurrence of (a) a "Change in Control of the Company," which is defined below, (b) a transfer of all or substantially all of our assets to any person in a single transaction or series of related transactions, (c) a consolidation, merger or amalgamation of us with or into another person in which we are not the surviving entity, (d) our failure to comply with our duty to maintain an effective registration statement with the Securities and Exchange Commission with respect to the shares of our Common Stock to be issued to the holders of the Series A Convertible Debentures upon conversion, (e) our failure to obtain shareholder approval for the issuance of any additional shares of our Common Stock to be issued to the holders of the Series A Convertible Debentures, following the expiration of a 40 day grace period, or (f) our failure to maintain a sufficient number of authorized, issuable, unlegended and freely tradable shares of Common Stock registered with the SEC to fully convert the Series A Convertible Debentures and exercise all of the Warrants related thereto, following the expiration of a 10 day grace period. In these instances, the redemption price to be paid by us to the holder of the Series A Convertible Debenture is equal to (x) the number of shares Common Stock into which the Series A Convertible Debentures is then convertible, times (y) the average closing bid price of the Common Stock for the five trading days immediately prior to the date that the Series A Convertible Debenture is called for redemption, plus accrued and unpaid interest,

         A "change in control of the company," which is referred to in the preceding paragraph, is defined in the Securities Purchase Agreement as meaning
(i) any person or group of persons (within the meaning of sections 13 and 14 of the securities exchange act of 1934, as amended, and the rules and regulations of the sec relating to such sections) (other than the holders of the series a convertible debentures) shall have acquired beneficial ownership of 33 1/3% or more of the outstanding shares of our common stock, (ii) any sale or other disposition (other than by reason of death or disability) of more than 75,000 shares of our common stock by any of our executive officers and/or employee directors without the prior consent of the holders of the series a convertible debentures, or (iii) individuals serving on our board of directors on June 1, 2000 (together with any new directors whose election by such board or whose nomination for election by our shareholders was approved by a vote of at least 50.1% of the directors still in office who were either directors of us on June 1, 2000 or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of the board of directors then in office.

         Furthermore, upon the request of a holder of a Series A Convertible Debenture, we are obligated to apply 25% of net cash proceeds derived from any subsequent debt or equity financing by us to redeem the Series A Convertible Debentures. However, this provision does not apply to "permanent financing," "project financing," an underwritten offering of our Common Stock, or other financing transactions consented to by the holder of our Series A Convertible Debentures. For a more complete description of the financing transactions that will not impose a redemption obligation on us, see "Restriction on Issuance of Securities" in this section of the Prospectus.

         COLLATERAL: On June 1, 2000, to secure our obligations under the Securities Purchase Agreement and the Series A Convertible Debentures, we granted to GCA a first priority lien and security interest in and to the emissions testing equipment we purchased from Lake Holdings, LLC, together with a first priority lien and security interest in and to any and all equipment thereafter acquired by us, including the proceeds of all of the foregoing.

         WARRANTS: Concurrently with the closing of the initial takedown under the Securities Purchase Agreement on June 1, 2000, we issued to GCA a Warrant for 250,000 shares of our Common Stock. Concurrently with the second, third and fourth takedowns under that agreement on September 15, 2000, November 1, 2000, and December 8, 2000, we issued to GCA three Warrants, each for 50,000 shares of Common Stock. At each subsequent takedown, GCA will receive additional Warrants for that number of shares of Common Stock equal to 50% of the principal amount of the Series A Convertible Debenture purchased by GCA, provided that the aggregate number of shares covered by all of the Warrants issued to GCA under the Securities Purchase Agreement may not exceed 500,000 shares. The Warrants are non-callable, except in the circumstances discussed below in this section of the Prospectus entitled "Shareholder Approval". The term of the Warrants is five years after their respective issuance date. Each Warrant has or will have a strike price set at $.50 per share, subject to adjustment. See "Adjustments to Conversion and Exercise Prices" in this section of the Prospectus.

         We receive no cash or other property upon the issuance of Warrants to GCA under the Securities Purchase Agreement. We may, however, be obligated to redeem the Warrants for cash. Whenever we are required to redeem the Series A Convertible Debentures, we will be obligated to redeem all of the outstanding Warrants. In these circumstances, the redemption price of the Warrants will be equal to the greater of (x) an appraised value of the Warrants, as determined by Black Sholes, on the date they are called for redemption, and (y) the number of Warrants to be redeemed times the excess of (A) the average closing bid price of the shares of our Common Stock for the five trading days immediately prior to the date that the Warrants are called for redemption over (B) the applicable exercise price of the Warrants.

         ADJUSTMENTS TO CONVERSION AND EXERCISE PRICES: The Securities Purchase Agreement provides a mechanism to adjust the conversion and exercise prices to be paid by GCA to us upon conversion of the Series A Convertible Debentures or the exercise of the related Warrants upon the occurrence of certain corporate events or transactions that change the number of outstanding shares of our Common Stock or the nature of the shares. This mechanism is designed to allow GCA to obtain the same relative shares of our Common Stock upon conversion of the Series A Convertible Debentures that existed when the debentures were issued, notwithstanding the occurrence of an intervening corporate event or transaction that has changed, or could change through the exercise of options or warrants, the number of outstanding shares of our Common

Stock. An adjustment will be made to the conversion and exercise prices of the Series A Convertible Debentures and the related Warrants, unless the adjustment is less than one percent of the conversion price or the exercise price, as the case may be, in the event of a stock split, a reverse stock split, the payment of a dividend or other distribution to our shareholders in the form of our Common Stock or another security convertible into our Common Stock, a rights offering in which we issue to all or substantially all of the holders of our Common Stock, rights, options or warrants to purchase shares of our Common Stock not more than 45 days after such issuance, at a price less than 95% of the market value of our Common Stock, the issuance of preferred stock, any rights, options or warrants or any other assets, other than cash and cash equivalent dividends in the ordinary course, to all or substantially all of the holders of our Common Stock. Furthermore, upon the transfer of all or substantially all of our assets, a consolidation, merger or amalgamation of us with or into another corporate body or a reclassification or redesignation of the shares of our Common Stock or any change of the shares of our Common Stock into other shares, then upon conversion of the Series A Convertible Debentures, the holder shall be entitled to receive an appropriate part of the shares, other securities or property of us or the body corporate resulting from such reorganization.

         In addition, with respect to the Series A Convertible Debentures only, if the Securities and Exchange Commission has not declared the registration statement (of which this Prospectus is a part) effective on or before a specified date, then the conversion price of the Series A Convertible Debentures will decrease by one percent for each 30-day period in which such statement is not declared effective. See "REGISTRATION RIGHTS" in this section of the Prospectus.

         REGISTRATION RIGHTS: The Securities Purchase Agreement originally required that we file with the Securities and Exchange Commission, on or before June 6, 2000 a registration statement to register the resale of the shares of our Common Stock issuable upon conversion of the Series A Convertible Debentures by GCA and the shares of our Common Stock issuable upon exercise of the related Warrants by GCA. Our failure to file the registration statement with the SEC on or before June 6, 2000 would result in us having to pay liquidated damages to GCA equal to 1% of the principal amount of the outstanding Series A Convertible Debentures. We were unable to meet this filing deadline and incurred a liquidated penalty.

         The original agreement provided further that, if the registration statement was not declared effective by the SEC on the earlier of (i) August 30, 2000; (ii) five days following the receipt of a "No Review" letter from the SEC; or (iii) the first day following the day on which the SEC determines that the registration statement is eligible to be declared effective, we would be required to pay GCA, as liquidated damages and not as a penalty, an amount equal to 2% of the outstanding principal amount of the Series A Convertible Debentures, prorated, for each 30 day period the registration statement is not declared effective by the SEC, which amount increased automatically to 3% of the outstanding principal amount of the Series A Debentures if the registration statement was not declared effective by the SEC by October 4, 2000. We were unable to meet these registration deadlines and incurred a liquidated damage penalty.

         As of November 30, 2000, we incurred liquidated damages under the foregoing provisions of the Securities Purchase Agreement in the approximate amount of $12,000. In an amendment to the Securities Purchase Agreement that we entered into with GCA dated as of

November 30, 2000, however, GCA agreed to waive our obligation to pay such liquidated damages in exchange for our agreement to reduce the exercise price of the Warrants issued under the Series A Convertible Debentures to $.50 per share from $1.00 per share. The waiver, however, is effective only if our Registration Statement is declared effective by the SEC on or before March 1, 2001. If the Registration Statement is not declared effective as of March 1, 2001, GCA will be restored to all of its rights to demand payment of the aforesaid liquidated damages as if the waiver had not been provided.

         In addition, the Securities Purchase Agreement originally provided that, commencing on October 29, 2000, the conversion price of the Series A Convertible Debentures would decrease by 1% for each 30 day period in which the registration statement was not declared effective. Also, in the event we failed to obtain a valid registration statement by November 28, 2000, the Securities Purchase Agreement required us to redeem immediately the Series A Convertible Debentures and the related Warrants as set forth in the Series A Convertible Debentures and the Warrants, respectively. We were unable to meet these deadlines. However, GCA waived the reduction in the conversion price and our obligation to redeem immediately the debentures, in exchange for our agreement to reduce the exercise price of the Warrants issued to GCA, as mentioned in the preceding paragraph. GCA's waiver, however, is effective only if our Registration Statement is declared effective by the SEC on or before November 1, 2001. If the Registration Statement is not declared effective as of November 1, 2001, GCA will be restored to all of its rights to demand a reduction in the conversion price of the debentures and/or demand that we redeem the debentures and the warrants sold to GCA as if the waiver had not been provided.

         Finally, if following the declaration of effectiveness of the registration statement by the SEC, the registration statement, or any Prospectus or supplemental Prospectus contained therein, shall cease to be effective for any reason, or if we fail to deliver to GCA freely tradable shares of our Common Stock upon conversion of the Series A Debentures, we are obligated immediately take all necessary steps to cause the registration statement to be amended or supplemented so as to cure such deficiency. Failure to cure such a discrepancy within ten (10) business days shall result in us incurring a liquidated damage penalty of $5,000 per day. We may also incur liquidated damage penalties if we fail to deliver shares of our Common Stock to GCA upon conversion of the Series A Convertible Debentures within one business day after the applicable deadline for the delivery of such shares.

         LOCK-UP OF SHARE ISSUABLE UPON CONVERSION OF THE SERIES A CONVERTIBLE DEBENTURES. We have entered into a lock-up agreement with GCA dated as of November 30, 2000, pursuant to which GCA agreed not to sell or dispose of in the public market certain of the shares of Common Shares issuable upon conversion of the Series A Convertible Debentures. See "Shares Eligible for Future Sale."

         All of the shares of our Common Stock issuable to GCA upon exercise of the Warrants will be freely tradable shares in the public market immediately following the effective date of the registration statement to which this Prospectus relates.

         TRANSFER AGENT INSTRUCTIONS: The Securities Purchase Agreement provides that, on the effective date of the registration statement to which this Prospectus relates, we are required to instruct our transfer agent that, for so long as the registration statement is effective, the transfer agent will reissue shares of our Common Shares to GCA without restrictive legends upon appropriate evidence of transfer in compliance with the Securities Act of 1933, as amended, and the rules and regulations of the SEC, and that for so long as the registration statement is effective, no opinion of counsel will be required to effect any such transfer.

         RESTRICTION ON ISSUANCE OF SECURITIES: For a period of 120 days following the last to occur of (i) the date of the last takedown under the Securities Purchase Agreement, or (ii) the date that the commitment of GCA under that agreement expires, is completed, or is terminated in full, we have agreed that we will not sell, or offer to sell, any securities, including any credit facilities that are convertible into securities which may be issued at a discount to the then current market price, other than borrowings under conventional credit facilities existing as of the date hereof, stock issued or credit facilities to be established in connection with acquisitions or employee or director stock options, or existing rights, warrants or securities issued under a takedown with GCA.

         In addition, we have agreed that we will not issue any securities in connection with a strategic alliance to be entered into by us unless such securities are the subject of a one year statutory or contractual hold period or, if not subject to such a hold period, unless GCA has liquidated the securities acquired in any previous takedown and the Securities Purchase Agreement has been amended to provide that further takedowns can only be made with the consent of GCA. Notwithstanding the foregoing, we may enter into the following types of transactions: (1) "permanent financing" transactions, which include any form of debt or equity financing, other than an underwritten offering, which is followed by a reduction of the said financing commitment to zero and payment of all related fees and expenses; (2) "project financing" transactions, which provide for the issuance of recourse debt instruments in connection with the operation of our business as presently conducted or as proposed to be conducted; (3) an underwritten offering of our Common Stock, provided that such offering provides for the registration of the Common Stock to be received by GCA as a result of the conversion of the Series A Convertible Debentures and the exercise of the related Warrants held by GCA, and (4) other financing transactions specifically consented to in writing by GCA.

         FEES AND COSTS ASSOCIATED WITH THE TRANSACTION: Except for a placement fee paid to LKB Financial LLC consisting of a cash fee of $10,000, we are not obligated to pay any fees to, or reimburse any costs of, GCA or any of its affiliates in connection with the sale or issuance of the Series A Convertible Debentures or the related Warrants.

         WAIVER OF DEFAULT UNDER THE SECURITIES PURCHASE AGREEMENT. On June 2, 2000, we extended a loan to Beachside Commons I, Inc. ("Beachside"), in the principal amount of $94,833.35 pursuant to the terms of a promissory note from Beachside. Under the terms of the promissory note, Beachside agreed to repay the principal amount of $94,833.35 plus interest thereon calculated at the rate of 12% per annum, with an additional fee of 2% of the principal amount, all to be paid on August 2, 2000. We received no payments from Beachside under the promissory note. The loan to Beachside was made in violation of the Securities Purchase Agreement as an unauthorized use of proceeds.

         GCA agreed to waive the default resulting from the loan we made to Beachside, on the condition that we sell the promissory note from Beachside to Porter Lane Investments, Inc., in exchange for 100,000 shares of our Common Stock owned of record by Porter Lane. Accordingly, pursuant to the terms of an agreement we entered into with Porter Lane dated as of November 30, 2000, we sold to Porter Lane all of our right, title and interest in and to the promissory note from Beachside in exchange for 100,000 shares of our Common Stock owned of record by Porter Lane. Concurrently with the closing of our transaction with Porter Lane, GCA executed and delivered to us a waiver of the default resulting from the Beachside loan. See "Certain Relationships and Related Transactions."

                                   MANAGEMENT

         DIRECTORS AND EXECUTIVE OFFICERS:

        The following table sets forth the names, ages and positions of our directors and executive officers:



                               AGE AS OF
      NAME                  DECEMBER 1, 2000              POSITION
Dr. Sidney E. Brown               61               Chairman of the Board and Director

Dr. William L. Ross               54               Director

Dr. Richard D. Downey             62               Director

Richard A. Parlontieri            54               President/CEO and Director



DR. SIDNEY E. BROWN - Dr. Brown holds a B.S. from Georgia Southern University and a B.B.A., M.E.D., E.D.S. and E.D.D., from the University of Georgia. He recently retired from his position as the dean of Graduate and Off-Campus Programs at Piedmont College, where he was on staff since April 1998. Prior to April 1998, Dr. Brown was employed as the Associate Vice President of Academic Affairs of the University of Georgia, where he was on staff from July 1969 to June 1998. Dr. Brown remains active in small business development activities in an advisory role to a number of growth companies. Dr. Brown is the father of Michael Brown, a director of GCA.

DR. WILLIAM L. ROSS - Dr. Ross is a graduate of Howard University's Graduate Program graduating with his Ph.D. in 1977, and his MS in 1969, both in Psychology. He has been in private practice since 1981. Dr. Ross has been involved in clinical psychology, child development, professional counseling and management training in the Miami, Florida area from 1977 until moving to Amelia Island, Florida in 1993. His management consulting experience includes executive development, recruiting and communication skills development.

DR. RICHARD D. DOWNEY -Dr. Downey is the Director of Special Services and Psychological Services for the Gwinnett County Public Schools, Lawrenceville, Georgia, a suburb of Atlanta. Prior to joining Gwinnett County in 1988, Dr. Downey worked in a similar role at Marana School System, Marana, Arizona, from 1986 through 1988. His other experience includes extensive management of programs for various hospitals, school systems and research organization. Dr. Downey's business experience in both governmental and private business includes budget development and administration, recruiting and reporting.

RICHARD A. PARLONTIERI - Mr. Parlontieri is our President and Chief Executive Officer. Prior to joining us, Mr. Parlontieri served as the chairman and chief executive officer of ebank.com, Inc., a publicly held bank holding company founded by Mr. Parlontieri and headquartered in Atlanta, Georgia. He held those positions with ebank.com during the period July, 1997 through July 2000. Between 1994 and July, 1997, Mr. Parlontieri was a private consultant to banks and financial institutions. From 1990 to 1994, Mr. Parlontieri was the owner of Main Street Customs Homes, Inc., a residential construction company in Atlanta, Georgia. And between 1983 and 1990, Mr. Parlontieri served as president and chief executive officer of Habersham Resource Management, Inc., a consulting firm that specialized in the financial services, real estate, health care and capital goods industries.

         Each of our directors holds office until the next annual meeting of shareholders or until his successor has been elected and qualified.

         DIRECTOR COMPENSATION AND SHARES OF COMMON STOCK: Our non-employee, or outside, directors will receive $1,000 per meeting attended in person and a $500 per attended telephonic meeting fee for serving on our Board of Directors or any committee thereof. Our outside directors also may be reimbursed for certain expenses incurred in connection with attending a meeting of our Board of Directors or one of its committees. Any employee who serves on our Board of Directors, including Richard A. Parlontieri, will not be entitled to receive such meeting fees, though expenses incurred to attend meetings of our Board or Directors or one of its committees may be reimbursed.

         Further, each of our directors is one of our co-founders. Each of our three outside directors has been issued 50,000 shares of our Common Stock, for a total of 150,000 shares, all of which are being registered in this offering. We have issued Mr. Parlontieri, our only employee-director, 200,000 shares of our Common Stock, all of which are being issued in this offering. Of the 200,000 shares issued to Mr. Parlontieri, 150,000 shares are subject to the terms of a lock-up agreement between us and Mr. Parlontieri, which generally prohibits the sale of those shares until October 1, 2001. See "Shares Eligible for Future Sale" and "Selling Shareholders."

         In addition, we propose issuing to each of our current outside directors an option to purchase up to and including 5,000 shares of Common Stock, for a total of 15,000 shares, subject to our shareholders' approval. If approved, the options would be issued in accordance with the terms of the 2000 Stock Option Plan after our shares of Common Stock are traded in the public market. The per share exercise price under the options would be equal to the fair market value of the Common Stock on the date on which the options are granted and would vest in favor of the directors immediately.

     COMMITTEES OF THE BOARD OF DIRECTORS: In June 2000, our Board of Directors established the following committees: (a) a Compensation Committee, consisting of our three outside directors -- Dr. Sidney E. Brown, Dr. William L. Ross and Dr. Richard D. Downey; (b) an Audit Committee, consisting of the same three outside directors -- Dr. Sidney Brown, Dr. William L. Ross and Dr. Richard D. Downey, and (c) a Stock Option Committee consisting of our three outside directors.

     MANAGEMENT:. The day-to-day operations of the Company will be led by Richard A. Parlontieri, our President and Chief Executive Officer.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth the beneficial ownership of the shares of our Common Stock as of the close of business on December 1, 2000, and as adjusted to reflect the issuance of 2,500,000 shares of our Common Stock to the holder of our Series A Convertible Debentures and the related Warrants, of (i) each person known by us to own beneficially five percent or more of the our Common Stock, (ii) each of our directors, and (iii) all of our officers and directors as a group. Certain of the shares described below are subject to lock-up agreements with us. See "Shares Eligible for Future Sale." Also, in addition to our lock-up agreements, the number of shares that may actually be sold by the current holder of the Series A Debenture and the related Warrants and by each of the Selling Shareholders will depend upon a number of factors, including, among other things, the market price of our Common Stock.



                                                                        PERCENTAGE
                                                                     OF COMMON STOCK(c)
                                    TOTAL SHARES OF               -----------------------
                                     COMMON STOCK                  BEFORE         AFTER       REGISTERED
                                 BENEFICIALLY OWNED(a)            OFFERING       OFFERING     IN OFFERING
                                 ---------------------            --------       --------     -----------
GCA Strategic
   Investment Fund
   Limited                            2,000,000                   41.24%(b)       31.85%       2,000,000

GCA Strategic
   Investment Fund
   Limited                              500,000                   10.31%(b)        7.96%         500,000

Porter Lane
   Investments, Inc.(d)                 210,000                    8.94%           3.34%         100,000

Irish Investments, LLC(e)               310,000                   13.19%           4.94%         100,000

Emerald Marine(f)                       310,000                   13.19%           4.94%         100,000

Westhurst, Ltd.(g)                      310,000                   13.19%           4.94%         100,000

Bolling Investments,
   LLC.(h)                              310,000                   13.19%           4.94%         100,000

RICHARD A. PARLONTIERI (i)             200,000                     8.51%           3.18%         100,000

All officers and directors
   as a group                          350,000                    14.89%           5.57%         250,000



(a) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13(d)-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of any option or warrant or through the conversion of a security.

(b) In accordance with Rule 13(d)-3 of the Securities Act, the shares of Common Stock to be issued upon conversion of the Series A Convertible Debentures and the related Warrants are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by the holder of such debentures and warrants, but are not deemed to be outstanding for the purpose of computing the percentage of the shares by any other person.

(c) The shares beneficially owned after the offering are calculated assuming the conversion of the Series A Convertible Debentures into 2,000,000 shares of the Common Stock and the exercise of the related Warrants into 500,000 shares of Common Stock by GCA Strategic Investment Fund Limited. The actual number of shares to be issued by us upon the conversion and the exercise of such securities may differ. See "Series A Convertible Debentures and Warrants - Terms and Conditions." Excludes 1,000,000 shares of Common Stock reserved for issuance under the 2000 Stock Option Plan.

(d)  See footnote (a) following "Selling Shareholders."

(e)  See footnote (b) following "Selling Shareholders."

(f)  See footnote (d) following "Selling Shareholders."

(g)  See footnote (e) following "Selling Shareholders."

(h)  See footnote (f) following "Selling Shareholders."

(i)  See footnote (c) following "Selling Shareholders."

                              SELLING SHAREHOLDERS

         This Prospectus concerns, in part, the registration of an aggregate of 1,070,000 shares of Common Stock owned of record by the selling shareholders. Certain of these shares are subject to lock-up agreements between the applicable selling shareholder and us, which agreements prohibit the sale or transfer of the shares until October 1, 2001 or, if sooner, the date on which we reduce the principal amount of our outstanding Series A Convertible Debentures to or below $250,000. See "Shares Eligible for Future Sale." Once their shares may be traded and sold, the selling shareholders may transfer their shares of our Common Stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, once their shares may be traded or sold, the selling shareholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling shareholders in their sole discretion. This Prospectus may be used by the selling shareholders to transfer shares of the Common Stock to affiliates of the selling shareholders. We will receive no proceeds from the sale of Common Stock by the selling shareholders.

         The following table sets forth the name of the selling shareholders, the number of shares of Common Stock owned by the selling shareholders before this offering, the number of shares of Common Stock being registered, and the number and percentage of shares of Common Stock owned after this offering. None of the selling shareholders has held any position or office, or had any marital relationship with our officers or directors since the Company's formation on May 5, 2000, except as noted below.



                                  BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                                      PRIOR TO THE                               AFTER THE
                                        OFFERING            NUMBER OF            OFFERING(1)
                                  --------------------        SHARES        ---------------------
SELLING SHAREHOLDER                NUMBER     PERCENT       REGISTERED       NUMBER       PERCENT
-------------------               --------    -------       ----------      ---------     -------
Porter Lane Investments,
   Inc.(a)                         210,000       8.94%        100,000         210,000      3.34%
Irish Investments, LLC.(b)         310,000      13.19%        100,000         310,000      4.49%
Emerald Marine, Ltd.(i)            310,000      13.19%        100,000         310,000      4.49%
Westhurst, Ltd.(e)                 310,000      13.19%        100,000         310,000      4.49%
Bolling Investments, LLC(f)        310,000      13.19%        100,000         310,000      4.49%
Richard A. Parlontieri(c)          200,000       8.51%        100,000         200,000      3.18%
William S. Estroff                 110,000       4.68%         55,000         110,000      1.75%
Gant Alumni Associates,
    LLC(k)                         100,000       4.26%        100,000         100,000      1.59%
ARM & Associates, LLC(l)           100,000       4.26%        100,000         100,000      1.59%
Karen Vickers(g)                    50,000       2.13%         25,000          50,000       .80%
Dr. Sidney E. Brown(h)              50,000       2.13%         25,000          50,000       .80%
Dr. William L. Ross(i)              50,000       2.13%         25,000          50,000       .80%
Dr. Richard D. Downey(j)            50,000       2.13%         25,000          50,000       .80%
John J. McManus                     50,000       2.13%         25,000          50,000       .80%
Robert Evans                       140,000       5.96%         90,000         140,000      2.23%
                                 ---------    --------      ---------       ---------     ------
         Total                   2,350,000        100%      1,070,000       2,350,000     35.64%
                                 =========    ========      =========       =========     ======

-------------

(1) Assumes that the holder(s) of the Series A Debentures and the related warrant convert and exercise these securities into 2,500,000 shares of Common Stock, and that we sell a total of 1,430,000 shares of Common Stock in this offering. Excludes 1,000,000 shares of Common Stock reserved for issuance under the 2000 Stock Option Plan.

(a) Porter Lane Investments, Inc., is a corporation beneficially owned by Gerald
F. Sullivan, a resident of Gainesville, Georgia. Mr. Sullivan's address is 5255 Porter Lane, Gainesville, Georgia 30506. Mr. Sullivan served as our sole director from May 5, 2000 to May 31, 2000.

(b) Irish Investments, LLC, is a limited liability company whose managing member is Joseph Powell. Mr. Powell's address is 2900 Atlantic Avenue, Suite 900, Fernandina Beach, Florida 32034. The sole member of Irish Investments, LLC., is Richard P. Smyth, a resident of Fernandina Beach, Florida. Mr. Smyth's address is 7276 Sanctuary Lane, Fernandina Beach, Florida 32034.

(c) Richard A. Parlontieri is the President/CEO and a director of the Company. Mr. Parlontieri's address is 400 Colony Park, Building 104, Suite 600, Cumming, Georgia 30041.

(d) Emerald Marine, Ltd., is a company beneficially owned by Gordon Mundy. Mr. Mundy's address is P.O. Box 175 12-14 Finch Douglas, Isle of Man, IM 991TT.

(e) Westhurst Ltd., is a company beneficially owned by Gordon Mundy. See note (d) above for Mr. Mundy's address.

(f) Bolling Investments, LLC, is a limited liability company beneficially owned by Wayne Shortridge. Mr. Shortridge's address is 257 Bolling Road, NE, Atlanta, Georgia 30305.

(g) Karen Vickers is our Business Office Manager and corporate secretary.

(h) Dr. Sidney E. Brown is one of our directors. Dr. Brown is the father of Michael Brown, a director of GCA, the holder of our Series A Convertible Debentures and related Warrants.

(i)  Dr. William L. Ross is one of our directors.

(j)  Dr. Richard D. Downey is one of our directors.

(k) Gant Alumni Associates, LLC is a limited liability company beneficially owned by Carlo Corizine. Mr. Corizine is an investment advisor with Sterling Financial in Boca Raton, Florida. Mr. Corizine's address is 665 Hasting Street, Boca Raton, Florida 33487.

(l) ARM & Associates, LLC is a limited liability company beneficially owned by Mr. Richard Marshall, a resident of Atlanta, Georgia. ARM & Associates, LLC., is an investor relations firm based in Atlanta, Georgia.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     DR. SIDNEY E. BROWN. Dr. Sidney E. Brown is one or outside directors. Dr. Brown is the father of Michael Brown, one of the directors of the GCA. GCA is the holder of our Series A Convertible Debentures and related Warrants.

     BEACHSIDE COMMONS I, INC. AND PORTER LANE INVESTMENTS, INC. On June 2, 2000, we advanced a loan to Beachside Commons I, Inc., a Florida corporation, in the amount of $94,883.35. The money for this loan was obtained by us from the sale to GCA Strategic Investment Fund Limited of our Series A Convertible Debenture in the original principal amount of $525,000. The loan to Beachside was evidenced by a promissory note dated June 2, 2000.

The note provides for interest at the rate of 12% per annum and a fee equal to two percent of the original principal amount of the note. The note provides further that all principal, interest and fees were due to be paid in full on August 2, 2000. The note was not paid on August 2, 2000, and no payments were subsequently received by us under the note. The note is secured by a mortgage dated November 30, 2000, under which Beachside granted to us a second priority mortgage on certain land and buildings owned by Beachside in Fernandina Beach, Florida. The loan to Beachside violated certain provisions of our Securities Purchase Agreement with GCA Strategic Investment Fund Limited. See "Series A Convertible Debentures and Warrants Terms and Conditions, WAIVER OF DEFAULT UNDER THE SECURITIES PURCHASE AGREEMENT."

     Mr. Gerald F. Sullivan is the president of Beachside Commons I, Inc. He also is the beneficial owner of Porter Lane Investments, Inc., one of our founders and one of the selling shareholders in this offering. See "Principal Shareholders" and "Selling Shareholders. Porter Lane also serves as a consultant for us under a long-term consulting agreement. See "Recent Transactions."

     Beachside Commons is beneficially owned by eight trusts. The trustee of each trust is Margaret Ryder, an attorney and the daughter of Mr. Sullivan. The trusts were established by Mongoose Investments, LLC., a Florida limited partnership. The beneficial owner of Mongoose is Mr. Richard P. Smyth, a resident of Fernandina Beach, Florida. Mr. Smyth is the beneficial owner of Irish Investments, LLC., one of our founders and one of the selling shareholders in this offering. See "Principal Shareholders" and "Selling Shareholders. Mr. Smyth is the brother-in-law of William S. Estroff. Mr. Estroff is one of our founders and one of the selling shareholders in this offering See "Principal Shareholders" and "Selling Shareholders. Mr. Estroff served as our President from May 5, 2000 through September 17, 2000. The beneficiaries of the trusts that beneficially own Beachside Commons include family members of Mr. Smyth, including two of his daughters, his father, and three children of Mr. Estroff.

     On December 1, 2000, we sold the note from Beachside Commons, Inc., to Porter Lane Investments, Inc., together with our interest in the second mortgage on the Beachside property, in exchange for 100,000 shares of our Common Stock owned of record by Porter Lane. Concurrently with the closing of our sale and redemption transaction with Porter Lane, GCA provided us with a letter waiving the default on our part under the Securities Purchase Agreement with GCA relating to the use of money derived from the sale of the $525,000 Series A Convertible Debenture to fund the loan to Beachside.

                               RECENT TRANSACTIONS

     Since our formation on May 5, 2000, we have entered into the following transactions, other than our transactions with GCA Strategic Investment Fund Limited described earlier in this Prospectus and the related transactions mentioned in the preceding section of this Prospectus:

     ASSET PURCHASE TRANSACTION WITH LAKE HOLDINGS, LLC.

     On June 1, 2000, we acquired certain assets and assumed certain liabilities of Lake Holdings, LLC., a Georgia limited liability company then engaged in the emissions testing business in the State of Georgia. The assets we purchased consisted primarily of equipment sufficient to operate up to five vehicle emissions testing stations. Other assets acquired in the transaction included all licenses, permits, and goodwill of the seller, together with lease agreements covering the land and buildings used by Lake Holdings in connection with the operations of two testing stations, one at 27 East Crogan Street in Gwinnett County and the other at 554 Atlanta Highway in Forsyth County, Georgia.

         The total purchase price for Lake Holdings' assets was $220,000, all of which was paid by us in cash. We used a portion of the proceeds from our sale on June 1, 2000 of a $525,000 Series A Convertible Debenture to GCA Strategic Investment Fund Limited to pay the purchase price for the assets of Lake Holdings. We subsequently granted to GCA Strategic Investment Fund Limited a first priority lien in the emissions testing equipment we purchased from Lake Holdings, to secure our obligations under the debenture and the Securities Purchase Agreement with GCA. See "Series A Convertible Debentures and Warrants - Terms and Conditions."

         The only significant liabilities of Lake Holdings that we assumed were the real estate leases for the East Crogan and the Atlanta Highway sites. The lease for the East Crogan site has a term that expires on May 31, 2004, although we may, at our option, renew the lease for an additional five years. The rent under that agreement is $1,700 per month, subject to adjustment based upon the consumer price index. The lease for the Atlanta Highway site has a term that expires on September 1, 2001, but may be terminated by either party with 30 days' advance notice. We have the right, at our option, to renew the Atlanta Highway lease up to two times, each for an additional five-year term, but any renewal will be subject to cancellation by either party on 30 days' advance notice. The monthly rent under that lease is the greater of $500 or $1.00 for each vehicle tested at the site during the applicable month.

         We continue to operate the same two emissions testing stations formerly operated by Lake Holdings at 27 East Crogan Street and 554 Atlanta Highway. Each of those sites is equipped to test the emissions of one vehicle at a time.

         The equipment purchased from Lake Holdings that is not used at our East Crogan or Atlanta Highway testing stations is now in use at our other two emissions testing stations or is leased to an unrelated party for $528 per month under an agreement that is scheduled to expire May 2003.

         LAND LEASES WITH MOTIVA ENTERPRISES--THIRD AND FOURTH EMISSIONS TESTING
STATIONS: On October 4, 2000, we entered into two separate Land Leases with Motiva Enterprises LLC, a Delaware limited liability company, with executive offices in Houston, Texas. Under each of those agreements, we agreed to lease, as lessee, a building previously operated as a car wash by Texaco, Inc., and the adjoining land. Our purpose for leasing the land and buildings was to convert each of the car wash facilities to emissions testing stations. At each site, the lessor removed the car wash equipment and we then installed our emissions testing equipment in the buildings, using a part of the testing equipment we purchased from Lake Holdings in June, 2000. We opened our third and fourth testing stations at the Motiva sites during November, 2000.

         The sites we leased from Motiva are in Gwinnett County, Georgia, and are located at 4125 Jimmy Carter Boulevard and 1807 Beaver Ruin Road. These locations are within our initial "cluster" of emissions testing stations situated in the northeastern part of the Metro Atlanta Area.

         The initial term of each of our Land Leases with Motiva is one year from October 1, 2000. We may extend the term of each Land Lease for five consecutive one year periods, so long as we are not in breach of the Land Lease, by giving 90 days' advance written notice to Motiva. The base rent under each Land Lease is $1,800.00 per month.

         EMPLOYMENT AND CONSULTING AGREEMENTS:

         RICHARD A. PARLONTIERI. On September 18, 2000, we entered into an employment agreement with Richard A. Parlontieri to serve as our President and Chief Executive Officer. Our initial agreement with Mr. Parlontieri was replaced and superceded by an employment that we entered into with him on December 1, 2000. The effective date of our new employment agreement with Mr. Parlontieri is September 18, 2000.

         Our current agreement with Mr. Parlontieri has an initial term of three years, which may be extended for up to three one-year periods. Mr. Parlontieri's base compensation is $120,000 per year beginning January 1, 2001. His base compensation for the period September 18, 2000 through December 31, 2000 is $60,000 per annum. In addition, Mr. Parlontieri is entitled to receive a quarterly bonus of not less than $10,000 per quarter if achieve certain performance goals and criteria developed by the Compensation Committee of the Board of Directors. Our agreement with Mr. Parlontieri provides that he will receive a cash bonus in the amount of $10,000 for the quarter ended December 31, 2000, the first quarter in which Mr. Parlontieri is eligible to receive such a bonus. Mr. Parlontieri also in entitled to a monthly automobile allowance of $500 and reimbursement of certain necessary, customary and usual business related expenses. We have agreed to pay, or reimburse Mr. Parlontieri for, his actual COBRA expenses for himself and his wife until such time as we have a health plan for our employees. Mr. Parlontieri is a member of our Board of Directors and will serve in that capacity without additional compensation, though we may reimburse Mr. Parlontieri for his out-of-pocket to attend meetings of the Board.

         In addition, we have agreed to issue Mr. Parlontieri an option to purchase up to and including 500,000 shares of Common Stock. The option will be issued in accordance with the term of our 2000 Stock Option Plan. The option will be granted after our shares of Common Stock are traded in the public market. The per share exercise price under the option will be equal to the per share fair market value of our Common Stock on the date on which the option is granted. The option will vest as to 250,000 shares on the grant date of the option, and the remaining 250,000 shares will vest on January 1, 2002. See "Business - 2000 STOCK OPTION PLAN."

         Mr. Parlontieri is one of our founders and is one of the selling shareholders in this offering. Mr. Parlontieri is the owner of record of 200,000 shares of our Common Stock, of which 100,000 shares are being registered for Mr. Parlontieri in this offering. See "Principal Shareholders" and "Selling Shareholders." 150,000 shares of Mr. Parlontieri's shares of Common Stock are subject to a lock-up agreement with us. See "Shares Eligible for Future Sale." We are in the process of obtaining a "key-man" insurance policy on the life of Mr. Parlontieri in the amount of $1 million and expect to have that coverage in place within the next 60 days.

         ROBERT EVANS. We have entered into a consulting agreement with Robert Evans, a resident of Atlanta, Georgia Mr. Evans previously operated for Lake Holdings, LLC, the emissions testing stations at 27 East Crogan Street and at 554 Atlanta Highway, which we purchased and are currently operating. Under our agreement, Mr. Evans has agreed to provide assistance and advice in connection with the operations of our emissions testing stations on East Crogan Street and on Atlanta Highway, and in connection with developing criteria to use in selecting potential sites for our additional stations. Mr. Evans was instrumental in the process of selecting our third and fourth emissions testing sites on Jimmy Carter Boulevard and Beaver Ruin Road in Gwinnett County, Georgia. We have agreed to pay Mr. Evans $1,000 per week for his services and we have agreed to provide him with an automobile allowance of $500 per month. In addition, we have agreed to issue Mr. Evans an option to purchase up to and including 120,000 shares of our Common Stock pursuant to the terms of our 2000 Stock Option Plan. The option will be granted after our share of Common Stock are traded in the public market. The per share exercise price under the option will be equal to the per share fair market value of our Common Stock on the date on which the option is granted. The option will vest as to 60,000 shares on the grant date of the option, and the remaining 60,000 shares will vest on January 1, 2002. See "Business - 2000 STOCK OPTION PLAN." Our consulting agreement with Mr. Evans, which has an effective date as of June 1, 2000, will expire on April 1, 2001. See "Business - 2000 STOCK OPTION PLAN."

     Mr. Evans is one of our founders and is the owner of record of 140,000 shares of Common Stock, 90,000 of which we are registering for Mr. Evans in this offering. Mr. Evans's shares of Common Stock are not subject to any lock-up agreement with us, though Mr. Evans' shares that are not being registered in this offering are and will be subject to certain transfer restrictions under Rule 144 promulgated under the Securities Act of 1933, as amended. See "Shares Eligible for Future Sale."

     PORTER LANE INVESTMENTS, INC. Concurrently with our formation on May 5, 2000, we entered into a consulting agreement with Porter Lane Investments, Inc., a Georgia corporation. Porter Lane is owned by Gerald F. Sullivan, one of our founders and a resident of Georgia. Our consulting agreement with Porter Lane obligates Porter Lane to provide assistance and advice to us in connection with mergers, acquisitions and other business combinations, and in connection with the capital markets and financing transactions. Our agreement with Porter Lane has a term of five years and requires us to pay Porter Lane a monthly fee of $8,000, which fee increases at the rate of ten percent per year, plus a finder's fee on debt and/or equity acquisition transactions procured for us through the efforts of Porter Lane equal to two and one-half percent of the value of the transaction. The agreement permits Porter Lane to retain, engage and employ other persons and entities to provide the services required to be furnished by Porter Lane under our agreement.

     The consulting agreement with Porter Lane further requires that we provide it with office space and office support at our executive offices in Cumming, Georgia, as well as reimburse Porter Lane for any actual expenses incurred by it in connection with the performance of its duties under our consulting agreement. Porter is a selling shareholders in this offering. We are registering 100,000 shares of the 210,000 shares of our Common Stock owned of record by Porter Lane. See "Principal Shareholders" and "Selling Shareholders." Of the 210,000 shares of Common Stock owned of record by Porter Lane, 160,000 shares are subject to a lock-up agreement with us. See "Shares Eligible for Future Sale."

     WILLIAM S. ESTROFF. On June 1, 2000, we entered into an employment agreement with William S. Estroff to serve as our president and chief executive officer. The agreement had an initial term of one year, with renewal options for up to three additional one-year terms. Mr. Estroff resigned as our president and chief executive officer as of September 15, 2000. At the same time, Mr. Estroff resigned his position as a member of our Board of Directors. Mr. Estroff is one of our founders and is the owner of record of 110,000 shares of Common Stock. Of those shares, we are registering 55,000 shares for Mr. Estroff in this offering. Mr. Estroff is one of the selling shareholders in this offering. See "Principal Shareholders" and "Selling Shareholders." All of Mr. Estroff's shares of Common Stock are subject to a lock-up agreement with us. See "Shares Eligible for Future Sale."

                      RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), was issued in June 1998. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133 (SFAS 137), was issued in June 1999. SFAS 137 delays the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Our convertible debentures are considered to be a derivative; however, we have not yet determined whether adoption of SFAS 133 will have a material impact on its financial statements.

                          DESCRIPTION OF CAPITAL STOCK

         GENERAL: Our authorized capital stock consists of 30,000,000 shares, consisting of 20,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of the date of this Prospectus, and without giving effect to the conversion of our Series A Convertible Debentures, the exercise of the related Warrants, or the 1,000,000 shares of Common Stock reserved for issuance under our 2000 Stock Option Plan, we have outstanding 2,350,000 shares of Common Stock and no preferred stock. Immediately following this offering and assuming that the holders of our debentures and warrants convert those securities into shares of Common Stock, there will be outstanding a total of 6,280,000 shares of Common Stock, and no shares of preferred stock, computed as follow:



                SHARES                                                     NUMBER
                ------                                                     ------
         Currently issued and outstanding                                2,340,000

         Shares to be sold by us to the public in this offering          1,340,000

         Shares to be issued upon conversion of our Series A
         Convertible Debentures of $1 million                            2,000,000

         Shares to be issued upon exercise of the Warrants
         Related to the Series A Convertible Debentures                    500,000
                                                                         ---------
                 Total                                                   6,280,000
                                                                         =========

     VOTING RIGHTS OF COMMON STOCK: Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our shareholders.

     DIVIDENDS ON COMMON STOCK: The holders of our Common Stock are entitled to receive, pro rata, dividends as may be declared by our Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy."

     OTHER PROVISIONS APPLICABLE TO OUR COMMON STOCK: There are no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions applicable to our Common Stock, nor is our Common Sock subject to calls or assessments by us.

     LIQUIDATION AND DISSOLUTION: In the event of any liquidation, dissolution or winding up of our affairs, holders of our Common Stock will be entitled to share ratably in our assets remaining after payment or provision for payment of all of our debts and obligations, including, without limitation, the debt evidenced by our Series A Debentures, and liquidation payments to holders of any outstanding shares of presently undesignated preferred stock that has a liquidation preference.

     UNDESIGNATED PREFERRED STOCK: Our Board of Directors has the authority, subject to the limitations prescribed by law and the provisions of our articles of incorporation, to provide for the issuance of up to 10,000,000 shares of preferred stock in series, to establish from time to time the number of shares to be included in each of these series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Among the specific matters that may be determined by the Board of Directors are the number of shares constituting each series and the distinctive designation thereof; the dividend rate; whether dividends will be cumulative; the relative rights of priority, if any, on the payment of dividends; whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of those voting rights; whether the series will have conversion privileges, and if so, the terms of the conversion, including provision for adjustment of the conversion rate; redemption rights and the terms thereof; whether the series will have a sinking fund and if so, the terms and amount of the sinking fund; and the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of these series. Any undesignated preferred stock issued by us may:

     - RANK PRIOR TO OUR COMMON STOCK AS TO DIVIDEND RIGHTS, LIQUIDATION PREFERENCE OR BOTH;

     -    HAVE FULL OR LIMITED VOTING RIGHTS; AND

     -    BE CONVERTIBLE INTO SHARES OF OUR COMMON STOCK.

         The issuance of undesignated preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of our outstanding Common Stock.

         INDEMNIFICATION: Our bylaws provide for indemnification rights to any person who was or is threatened to be a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of ours, against expenses, including reasonable attorneys' fees, reasonably incurred by such person in connection with such proceeding, if such person acted in a manner he or she believed in good faith to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful, to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

         In addition, to the extent that our directors, officers, employees or agents have been successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party, in the defense of any claim, issue, or matter therein, because that individual is or was a director, officer, employee or agent of ours, we will indemnify such person against reasonable expenses incurred by that person in connection therewith. We may not indemnify a director, officer, employee or agent under our bylaws unless a determination has been made by our disinterested members of our Board of Directors, or alternatively by disinterested shareholders or by special legal counsel, as provided in the bylaws, in each specific case that such person has met the standard of care required under the bylaws for indemnification.

         Furthermore, we may pay for or reimburse the reasonable expenses incurred by our directors, officers, employees or agents who parties to a proceeding in advance of final disposition of the proceeding if (a) such person furnishes us with a written affirmation of such person's good faith believe that he or she has met the standard of conduct required for indemnification by us, and (b) such person furnishes us with a written undertaking to repay any advances if its is ultimately determined that such person is not entitled to indemnification by us.

         Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

         We do not currently maintain directors' and officers' liability insurance. However, we intend to obtain such coverage as soon as practical after this Prospectus is declared effective by the Securities and Exchange Commission.

         THE ABSENCE OF PREVENTATIVE ANTI-TAKEOVER MEASURES: We have not elected to adopt any preventative anti-takeover, "shark repellant," or "porcupine" measures to defend against a tender offer of our Common Stock. We may elect such measures in the future, in the discretion of the Board of Directors.

         GEORGIA'S FAIR PRICE REQUIREMENTS - NOT AVAILABLE TO US OR OUR
SHAREHOLDERS: The Georgia Business Corporation Code includes certain provisions designed to protect shareholders of Georgia corporations against the inequities of certain tactics that may be used in hostile takeover attempts. In so-called two-tier transactions, the acquiring party usually tenders in cash at a substantial premium for a major stock interest in the target corporation. After acquiring this initial interest in the corporation, the acquiring party may acquire total ownership of the corporation by effecting a so-called freeze-out merger that forces minority shareholders to receive cash or other consideration for their common stock in the acquired corporation. The result is that minority shareholders that do not participate in the initial tender may receive a lower price or less desirable form of consideration than was received by shareholders in tender. The provisions of O.C.G.A. Sections 14-2-1110-1113 are designed to discourage transactions of this type and to encourage negotiated acquisitions in which all of the shareholders will be more likely to receive equal treatment. However, unlike other states, notable Delaware, the Georgia statutes provide that these provisions do not apply unless the corporation, through its bylaws, elects to activate these provisions. We have not elected to have these provisions apply to us.

                          TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company is the transfer agent and registrar for our Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The sale or resale of a substantial number of shares of our Common Stock in the public market could adversely affect the prevailing market price of our Common Stock. A substantial number of shares of our Common Stock are subject to lock-up agreement with us, under which the shares may not be sold in the public market or in a private, non-public transaction until a future date or date or until the occurrence of specific future event. In addition, additional of our shares of Common Stock are subject to certain transfer restrictions under Rule 144 promulgated under the Securities Act of 1933, as amended. Upon the lapse or expiration of the restrictions set forth in our lock-up agreements or under Rule 144, a substantial number of shares will become eligible for sale in the public market, which could adversely affect the prevailing market price of our Common Stock and our ability to raise equity capital in the future.

         We plan to sell 1,430,000 shares of our Common Stock to the public in this offering. All of these shares may be traded in the public after their purchase by investors. In addition to those shares, and assuming the full conversion of our debentures and warrants into shares of our Common Stock, an additional 4,850,000 shares will be eligible for sale in the public market in the future. These additional shares will become eligible for resale in public market as follows:

         (a) SHARES ELIGIBLE IMMEDIATELY UPON THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT: Immediately upon the date that the Securities and Exchange Commission declares effective the registration statement related to this Prospectus, the following shares will be eligible for sale or resale in the public market:

       SHAREHOLDER                       NO. OF SHARES ELIGIBLE FOR SALE OR RESALE
       -----------                       -----------------------------------------
       GCA Strategic Investment
       Fund Limited                        650,000*
       Robert Evans                         90,000
       Porter Lane Investments, Inc.        50,000
       Richard A. Parlontieri               50,000
       Dr. Sidney E. Brown                  25,000
       Dr. William L. Ross                  25,000
       Dr. Richard D. Downey                25,000
       John J. McManus                      25,000
       Karen Vickers                        25,000
                                           -------
                TOTAL                      965,000
                                           =======

----------

         * Consisting of 150,000 shares issuable upon conversion of the Series A Convertible Debentures and 500,000 shares issuable upon exercise of the related Warrants.

         (b) SHARES ELIGIBLE SHARES ON THE 90TH, AND 180TH DAYS AFTER THE EFFECTIVE DATE: Pursuant to our lock-up agreement with GCA, GCA may sell in the public market up to and including an additional 150,000 shares of Common Stock and an additional 200,000 shares of Common Stock issued by us upon conversion of the Series A Convertible Debentures beginning on the 90th day the 180th day, respectively, after the effective date of our Registration Statement with the Securities and Exchange Commission.

         (c) SHARES ELIGIBLE SHARES ON MAY 6, 2001: The following additional shares will be eligible for resale in the public market on May 6, 2001 under the provisions of Rule 144 of the Securities Act of 1933, as amended, which rule is generally described below in this section of the Prospectus:




         Robert Evans                       50,000
         Dr. Sidney E. Brown                25,000
         Dr. William L. Ross                25,000
         Dr. Richard D. Downey              25,000
         John J. McManus                    25,000
         Karen Vickers                      25,000
                                           -------
                  TOTAL                    175,000
                                           =======



         (d) SHARES ELIGIBLE ON OCTOBER 1, 2001: Pursuant to our lock-up agreement with GCA, GCA may sell in the public market up to and including an additional 1,000,000 shares of Common Stock issuable upon conversion of the Series A Convertible Debentures from and after October 1, 2001.

         (e) SHARES ELIGIBLE ON OCTOBER 1, 2001 OR SOONER: The following shares, which are subject to lock-up agreements between us and each of the following shareholders, will become available for sale in the public market from and after October 1, 2001 or, is sooner, the date on which the aggregate principal amount of our Series A Convertible Debentures is equal to or less than $250,000:



          Porter Lane Investments, Inc.               160,000
          Irish Investments, LLC.                     310,000
          Emerald Marine, Ltd.                        310,000
          Westhurst, Ltd.                             310,000
          Bolling Investments, LLC.                   310,000
          Richard A. Parlontieri                      100,000
          William S. Estroff                           55,000
          Gant Alumni Associates, LLC.                100,000
          ARM & Associates, LLC                       100,000
                                                    ---------
                         TOTAL                      1,755,000
                                                    =========



         (f) STOCK OPTIONS:` Any shares of Common Stock issued by us under the 2000 Stock Option Plan will be eligible for sale in the public market one year after the issuance of the shares under the plan, in accordance with Rule 144, discussed below.

                                    Rule 144

         The 1,280,000 shares of our Common Stock held by our existing shareholders and not registered in this offering are "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. In addition, any shares of Common Stock to be issued under our 2000 Stock Option Plan will be "restricted securities" under Rule 144, unless we register those shares with the Securities and Exchange Commission. We have no obligation, however, to register any shares of Common Stock to be issued under the plan. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Act, which exemption is summarized below.

         In general, under Rule 144 as currently in effect, if an issuer's securities have been registered under Section 12 of the Securities Exchange Act of 1934, as amended, has been subject to the reporting requirements of Section 13 of that Act for a period of at least 90 days immediately preceding the sale of securities under Rule 144 and has filed all reports with the SEC for the requisite time period, a person who has beneficially owned shares of our Common Stock for at least one year may be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of our Common Stock then outstanding.

         Sales of securities under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been one of our "affiliates," as defined in Rule 144, at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         Our existing shareholders listed in subparagraph (C) above may be able to rely upon the provisions of Rule 144 in connection with the sale in the public market of the shares listed next to his or her name, assuming all of the requirements of Rule 144 are satisfied. Persons who receive shares of our Common Stock under our stock option plan may also be able to avail themselves of Rule 144, assuming all of the requirements of the Rule are satisfied. Our existing shareholders whose names are not listed in subparagraph (C) above have waived the benefits of Rule 144 with respect to their respective shares of Common Stock they currently own, under the terms of the respective lock-up agreements with us.

                              PLAN OF DISTRIBUTION

            We are registering a total of 5,000,000 shares of our Common Stock in this offering. Of those shares, we plan to sell to investors up to and including 1,430,000 shares of Common Stock. We intend to sell the 1,430,000 shares through one or more registered broker-dealers we engage to serve as our agent or agents solely for the purpose of selling our securities. We will identify the broker-dealers we retain through a supplement to this Prospectus. Any broker or dealer we retain to our Common Stock may be required to deliver a copy of this Prospectus and any supplement to this Prospectus to any person who purchases any of the shares we are selling in this offering. We intend to offer our shares at a per share price of between $___ and $____, depending upon market conditions at the time of sale. The price at which we offer our shares for sale may change during the course of this offering, depending upon market conditions. We expect to pay commissions to our broker-dealers upon the sale of our Common Stock. We anticipate that such commissions will be approximately six to 10 percent of the gross sale price of our Common Stock. An investor need not purchase a minimum number of shares of Common Stock in this offering. All proceeds from the sale of our Common Stock, less applicable commissions, will be immediately available to us. No escrow or similar arrangement will be established to receive funds from investors until a certain number of shares are sold or a minimum amount of sale proceeds is generated. The net sale proceeds from this offering will be used as indicated above. See "Use of Proceeds." We intend to use a part of the net proceeds to pay the costs and expenses we incurred in this offering.

            As for the balance of the shares of Common Stock registered in this offering, it is anticipated that the selling shareholders, and the holder of the Common Stock to be issued upon conversion of the Series A Convertible Debentures and upon exercise of the related Warrants, will offer their respective shares of Common Stock in one or more public and/or non-public market transactions, consistent with applicable federal and state securities law and consistent with the terms of any lock-up agreement we may have entered into with such shareholder or holder. See "Shares Eligible for Future Sale."

         Once the shares of Common Stock registered hereby may be sold by the selling shareholders and by GCA Strategic Investment Fund Limited, sales may be made on the OTC Bulletin Board, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block grade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders or GCA may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling shareholders or GCA may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the sellers. The selling shareholders and GCA may also sell shares short and deliver the shares to close out such short positions. The selling shareholders and GCA may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The selling shareholders and GCA may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders or GCA in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under that Act.

         Information as to whether underwriters who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders or GCA, the compensation to be received by underwriters who may be selected by the selling shareholders or GCA, or any broker-dealer, acting as principal or agent for the selling shareholders or GCA and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including the

Prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

            We have advised the selling shareholders and GCA that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which his the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

                                  LEGAL MATTERS

            The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Epstein, Becker & Green, P.C., Atlanta, Georgia.

                                     EXPERTS

         The financial statements of Emissions Testing, Inc. as of October 31, 2000 and for the period from June 1, 2000 through October 31, 2000; the combined financial statements of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. for the period from January 1, 2000 through May 31, 2000; and the combined financial statements of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 appearing in this Prospectus and Registration Statement have been audited by Bennett Thrasher & Co. P.C., independent auditors, as set forth in its report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, concerning the shares of Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and our Common Stock, we refer you to the registration statement and the documents filed as exhibits to the registration statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document listed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. We also file annual, quarterly and special reports and other information with the Securities and Exchange Commission.

         The registration statement and any document we file with the Securities and Exchange Commission can be read and copied at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement and any document we file with the Commission can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20459, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, or at the SEC website located at WWW.SEC.GOV.

         Prior to this offering, we were not a reporting company under The Securities Act of 1934 and, therefore, we have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering we intend to file reports with the Securities and Exchange Commission under the Securities Act of 1933, and to furnish to our security holders annual reports containing audited financial statements reported on by our independent auditors.

                             EMISSIONS TESTING, INC.

                              FINANCIAL STATEMENTS

                                    * * * * *

                                OCTOBER 31, 2000

                             EMISSIONS TESTING, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page
                                                                                                             -----
Independent Auditors' Report                                                                                 F - 2

Balance Sheets - October 31, 2000 and December 31, 1999                                                      F - 4

Statements of Operations - For the Period from June 1, 2000 through October 31,
   2000, for the Period from January 1, 2000 through May 31, 2000 and for the
   Years Ended December 31, 1999 and 1998                                                                    F - 5

Statements of Owners' Deficit - For the Period from June 1, 2000 through October
   31, 2000, for the Period from January 1, 2000 through May 31, 2000 and for the
   Years Ended December 31, 1999 and 1998                                                                    F - 6

Statements of Cash Flows - For the Period from June 1, 2000 through October 31,
   2000, for the Period from January 1, 2000 through May 31, 2000 and for the
   Years Ended December 31, 1999 and 1998                                                                    F - 7

Notes to Financial Statements                                                                                F - 9

Schedule II - Valuation and Qualifying Accounts                                                              F - 25

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Emissions Testing, Inc.

We have audited the accompanying balance sheet of Emissions Testing, Inc. (formerly eMissions Testing, Inc.) as of October 31, 2000 and the related statements of operations, owners' deficit and cash flows for the period from June 1, 2000 through October 31, 2000. We have also audited the accompanying combined statements of operations, owners' deficit and cash flows of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. (predecessor entities of Emissions Testing, Inc.) for the period from January 1, 2000 through May 31, 2000. Additionally, we have audited the accompanying combined balance sheet of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. as of December 31, 1999 and the related combined statements of operations, owners' deficit and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the management of the respective entities. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emissions Testing, Inc. as of October 31, 2000 and the results of its operations and its cash flows for the period from June 1, 2000 through October 31, 2000; the combined results of operations and cash flows of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. for the period from January 1, 2000 through May 31, 2000; and the combined financial position of Lake Holdings, LLC and R.V. Evans Enterprises, Inc. as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, all in conformity with accounting principles generally accepted in the United States of America.

In connection with our audits of the financial statements referred to above, we audited Schedule II for the period from June 1, 2000 through October 31, 2000, for the period from January 1, 2000 through May 31, 2000 and for each of the two years in the period ended December 31, 1999. In our opinion, this financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

                                                     BENNETT THRASHER & CO. P.C.




Atlanta, Georgia
December 4, 2000, except for certain
information in Note 7, as to which the
date is December 8, 2000

                             EMISSIONS TESTING, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                                                                  Lake Holdings, LLC
                                                                           Emissions                 and R.V. Evans
                                                                         Testing, Inc.              Enterprises, Inc.
                                                                         -------------            -------------------
                                                                                                      (Predecessor)

                                                                          October 31,                  December 31,
                                                                             2000                          1999
                                                                         -------------            -------------------
Current assets:
     Cash                                                                $      35,000                 $          -
     Note receivable from related party,
         less allowance of $95,000 at October 31, 2000                               -                            -
                                                                         -------------                 ------------
         Total current assets                                                   35,000                            -

Property and equipment, at cost less
     accumulated depreciation                                                  175,000                      122,000
Due from related party                                                               -                        4,000
Other assets                                                                   151,000                        1,000
                                                                         -------------                 ------------
                                                                         $     361,000                 $    127,000
                                                                         =============                 ============
                         LIABILITIES AND OWNERS' DEFICIT

Current liabilities:
     Borrowings under line of credit                                     $           -                 $      8,000
     Current portion of obligations under capital leases                             -                       29,000
     Notes payable to owners                                                         -                       40,000
     Accounts payable                                                           58,000                        6,000
     Accrued expenses                                                           22,000                        7,000
                                                                         -------------                 ------------
         Total current liabilities                                              80,000                       90,000
                                                                         -------------                 ------------
Obligations under capital leases, less current portion                               -                       91,000
                                                                         -------------                 ------------
Convertible debentures, less unamortized
     original issue discount of $39,000                                        586,000                            -
                                                                         -------------                 ------------
Commitments and contingencies

Owners' deficit:
     Preferred stock, 10,000,000 shares
         authorized, no shares issued or outstanding                                 -                            -
     Common stock, no par value, 20,000,000 shares
         authorized, 2,450,000 shares issued and outstanding                   124,000                            -
     Accumulated deficit                                                      (429,000)                     (54,000)
                                                                         -------------                 ------------
         Total owners' deficit                                                (305,000)                     (54,000)
                                                                         -------------                 ------------
                                                                         $     361,000                 $    127,000
                                                                         =============                 ============


                 See accompanying notes to financial statements.
                                      F - 4

                             EMISSIONS TESTING, INC.

                            STATEMENTS OF OPERATIONS

                                                    Emissions                       Lake Holdings, LLC and
                                                  Testing, Inc.                   R.V. Evans Enterprises, Inc.
                                                  -------------        --------------------------------------------------
                                                                                         (Predecessor)
                                                     For the             For the
                                                   Period from         Period from
                                                  June 1, 2000          January 1,          For the          For the
                                                     through           2000 through       Year Ended       Year Ended
                                                   October 31,            May 31,        December 31,     December 31,
                                                      2000                 2000             1999              1998
                                                   -----------         ------------      ------------    ----------------
Revenue                                            $   125,000            $ 134,000        $ 339,000         $  195,000
                                                   -----------            ---------        ---------         ----------
Costs and expenses:
    Cost of emissions certificates                      39,000               35,000           60,000             57,000
    General and administrative
        expenses                                       274,000               94,000          243,000            105,000
    Organizational and start-up
        costs                                                -               28,000                -                  -
    Provision for uncollectible
        note receivable                                 95,000                    -                -                  -
                                                   -----------         ------------        ---------         ----------
                                                       408,000              157,000          303,000            162,000
                                                   -----------             --------        ---------         ----------

Income (loss) from operations                         (283,000)             (23,000)          36,000             33,000
Interest expense                                        98,000                8,000           22,000             16,000
                                                   -----------            ---------        ---------         ----------
Loss before income tax benefit                        (381,000)
Benefit for income taxes                                     -
                                                   -----------
    Net income (loss)                              $  (381,000)           $ (31,000)       $  14,000         $   17,000
                                                   ===========            =========        =========         ==========
Unaudited pro forma income
    tax information:
        Net income (loss) before
           provision (benefit) for
           income taxes                                                   $ (31,000)       $  14,000         $   17,000
        Pro forma provision (benefit)
           for income taxes                                                  (7,000)           3,000              4,000
                                                                          ---------        ---------         ----------
        Pro forma net income (loss)                                       $ (24,000)       $  11,000         $   13,000
                                                                          =========        =========         ==========
Basic and diluted net loss
    per share                                      $      (.16)
                                                   =============
Weighted average shares
    outstanding, basic and diluted                   2,434,000
                                                    ==========


                 See accompanying notes to financial statements.
                                      F - 5

                             EMISSIONS TESTING, INC.

                          STATEMENTS OF OWNERS' DEFICIT

                                          Emissions Testing, Inc.         Lake Holdings, LLC
                                          -----------------------         ------------------
                                                Common Stock
                                          -----------------------
                                             Shares      Amount            Members' Capital
                                          --------- -------------         -------------------
Balance at January 1, 1998                        - $           -             $         -

Distributions                                     -             -                       -

Net income                                        -             -                       -
                                          --------- -------------             -----------

Balance at December 31, 1998                      -             -                       -

Issuance of shares                                -             -                       -

Distributions                                     -             -                       -

Net income                                        -             -                       -
                                          --------- -------------             -----------

Balance at December 31, 1999                      -             -                       -

Distributions                                     -             -                       -

Net loss                                          -             -                       -

Issuance of shares to founders
   for services                           2,410,000        24,000                       -

Issuance of shares for services              40,000             -                       -
                                          --------- -------------             -----------

Balance at May 31, 2000                   2,450,000        24,000             $         -
                                                                              ===========
Effect of purchase accounting
   related to business
   combination                                    -             -

Beneficial conversion feature on
   convertible debenture                          -        80,000

Issuance of warrant                               -        20,000

Net loss                                          -             -
                                         ---------- -------------
Balance at October 31, 2000               2,450,000      $124,000
                                         ==========      ========


                                      F - 6



                                              R.V. Evans Enterprises, Inc.
                                              -----------------------------
                                                    Common Stock
                                              -----------------------------      Accumulated
                                                Shares            Amount           Deficit           Total
                                              ----------          ---------    ---------------    -------------
Balance at January 1, 1998                             -          $       -     $  (42,000)       $  (42,000)

Distributions                                          -                  -        (20,000)          (20,000)

Net income                                             -                  -         17,000            17,000
                                                     ---          ---------     ----------        ----------

Balance at December 31, 1998                           -                  -        (45,000)          (45,000)

Issuance of shares                                   100                  -              -                 -

Distributions                                          -                  -        (23,000)          (23,000)

Net income                                             -                  -         14,000            14,000
                                                     ---          ---------     ----------        ----------

Balance at December 31, 1999                         100                  -        (54,000)          (54,000)

Distributions                                          -                  -         (9,000)           (9,000)

Net loss                                               -                  -        (31,000)          (31,000)

Issuance of shares to founders
   for services                                        -                  -              -            24,000

Issuance of shares for services                        -                  -              -                 -
                                                     ---          ---------     ----------        ----------

Balance at May 31, 2000                              100          $       -        (94,000)          (70,000)
                                                     ===          =========
Effect of purchase accounting
   related to business
   combination                                                                      46,000            46,000

Beneficial conversion feature on
   convertible debenture                                                                 -            80,000

Issuance of warrant                                                                      -            20,000

Net loss                                                                          (381,000)         (381,000)
                                                                                ----------        ----------
Balance at October 31, 2000                                                     $ (429,000)       $ (305,000)
                                                                                ==========        ==========


                 See accompanying notes to financial statements.
                                      F - 7

                             EMISSIONS TESTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                      Emissions                       Lake Holdings, LLC and
                                                    Testing, Inc.                   R.V. Evans Enterprises, Inc.
                                                    -------------        ---------------------------------------------
                                                                                         (Predecessor)
                                                      For the            For the
                                                    Period from        Period from
                                                    June 1, 2000        January 1,          For the          For the
                                                       through         2000 through       Year Ended       Year Ended
                                                     October 31,          May 31,        December 31,     December 31,
                                                         2000                2000             1999              1998
                                                    ------------       ------------      ------------     ------------
Cash flows from operating activities:
    Net income (loss)                               $ (381,000)            $(31,000)     $  14,000           $  17,000
    Adjustments to reconcile net income
      (loss) to net cash provided by (used in)
      operating activities:
        Depreciation and amortization                   34,000               14,000         25,000              16,000
        Issuance of common stock for services                -               24,000              -                   -
        Provision for uncollectible note receivable     95,000                    -              -                   -
        Charge for beneficial conversion feature        80,000                    -              -                   -
        Changes in assets and liabilities:
           (Increase) decrease in prepaid expenses           -                    -          4,000              (4,000)
           (Increase) decrease in other assets           3,000               (4,000)        (6,000)                  -
           Increase (decrease) in accounts
             payable and accrued liabilities            42,000               59,000              -               4,000
                                                    ----------             --------      ---------           ---------
      Net cash provided by (used in) operating
        activities                                    (127,000)              62,000         37,000              33,000
                                                    ----------             --------      ---------           ---------
Cash flows from investing activities:
    Purchases of property and equipment                (15,000)                   -              -                   -
    Purchase of assets from Lake Holdings, LLC        (220,000)                   -              -                   -
    Advance on note receivable from affiliate          (95,000)                   -              -                   -
    Repayment of advance to related party                    -                4,000              -                   -
                                                    ----------             --------      ---------           ---------
      Net cash provided by (used in)
        investing activities                          (330,000)               4,000              -                   -
                                                    ----------             --------      ---------           ---------
Cash flows from financing activities:
    Proceeds from issuance of convertible
      debentures                                       599,000                    -              -                   -
    Distributions                                            -              (31,000)       (23,000)            (20,000)
    Payments on obligations under capital leases             -              (13,000)       (21,000)            (15,000)
    Net borrowings (repayments) on line of credit            -               (2,000)         8,000                   -
    Financing costs incurred                          (113,000)             (14,000)             -                   -
    Book overdraft                                           -                    -         (1,000)              1,000
                                                    ----------             --------      ---------           ---------
      Net cash provided by (used in) financing
        activities                                     486,000              (60,000)       (37,000)            (34,000)
                                                    ----------             --------      ---------           ---------

Net increase (decrease) in cash                         29,000                6,000              -              (1,000)

Cash at beginning of period                              6,000                    -              -               1,000
                                                    ----------             --------      ---------           ---------
Cash at end of period                               $   35,000             $  6,000      $       -           $       -
                                                    ==========             =========     =========           =========


                 See accompanying notes to financial statements.
                                      F - 8

                             EMISSIONS TESTING, INC.

                                                    Emissions                       Lake Holdings, LLC and
                                                  Testing, Inc.                   R.V. Evans Enterprises, Inc.
                                                  -------------        -------------------------------------------------
                                                                                         (Predecessor)
                                                    For the              For the
                                                  Period from          Period from
                                                  June 1, 2000          January 1,          For the          For the
                                                     through           2000 through       Year Ended       Year Ended
                                                   October 31,            May 31,        December 31,     December 31,
                                                      2000                 2000             1999              1998
                                                 --------------      ---------------- --------------    ----------------
                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest        $             -         $      6,000   $     22,000         $     2,000
                                                ===============         ============   ============         ===========
Cash paid during the period for income taxes    $             -         $          -   $          -         $         -
                                                ===============         ============   ============         ===========

      SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

During the period from January 1, 2000 through May 31, 2000, Emissions Testing, Inc. issued common stock to its founding stockholders and an individual for services valued at $24,000.

During 1999 and 1998, Lake Holdings, LLC acquired equipment under capital lease arrangements totaling $65,000 and $60,000, respectively.


                 See accompanying notes to financial statements.
                                      F - 9

                             EMISSIONS TESTING, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                OCTOBER 31, 2000

NOTE 1:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Emissions Testing, Inc. (Emissions or the Company) (formerly eMissions Testing, Inc.) was formed for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. The federal government and a number of state and local governments across the United States (and in certain foreign countries) mandate vehicle emission testing as a method of improving air quality.

As of October 31, 2000, the Company operated two emission testing stations in the metropolitan Atlanta, Georgia area. The Company does business under the trade name SPEEDEMISSIONS. The Company intends to operate several emission testing stations in relatively close proximity to one another in various "clusters". The two stations operated by the Company as of October 31, 2000 are in one such cluster. In November 2000, the Company opened two additional emission testing stations in that cluster.

Emissions was incorporated on May 5, 2000 under the laws of the state of Georgia. On June 1, 2000, the Company acquired emission testing equipment sufficient to operate up to five emission testing stations (the Acquisition) from Lake Holdings, LLC (Lake Holdings) (see Note 3). In conjunction with the Acquisition, the Company assumed agreements to lease certain emission testing equipment to unrelated station operators. At its emission testing stations, the Company uses computerized emission testing equipment that tests vehicles for compliance with emissions standards; in the emissions testing industry, such stations are known as decentralized facilities. The Company utilizes both "basic" testing systems that test a motor vehicle's emissions while in neutral and "enhanced" testing systems that test a vehicle's emissions under simulated driving conditions.

Lake Holdings was primarily engaged in leasing emission testing stations (both land and buildings) and emission testing equipment from various lessors and operating those emission testing stations through a management agreement with R.V. Evans Enterprises, Inc. (Evans). Lake Holdings also leased emission testing equipment to unrelated station operators. From January 1998 to May 2000, Lake Holdings and Evans (collectively, the Predecessor) operated between two and four emission testing stations, all in the metropolitan Atlanta, Georgia area.

Lake Holdings was incorporated as a limited liability company in January 1997 under the laws of the state of Georgia. Lake Holdings operates under an informal operating agreement and will continue indefinitely, unless terminated by its members. Other than the member notes discussed in Note 8, no contributed capital was received from the members upon formation of Lake Holdings.

Evans was incorporated in June 1999 under the laws of the state of Georgia. Prior to this date, Evans was operated as a sole proprietorship by its sole stockholder. The accompanying combined financial statements include the results of operations of the sole proprietorship for the periods prior to June 1999.

The Company plans to adopt a December 31 fiscal year end.

Since Emissions had no operations prior to the Acquisition on June 1, 2000 (see
Note 3), for financial reporting purposes Lake Holdings and Evans are considered a predecessor entity to Emissions for periods prior to June 1, 2000. As a result, the combined financial position and results of operations for periods prior to June 1, 2000 reflect the combined financial position and results of operations of Lake Holdings and Evans. The results of operations of Emissions for the period from inception (May 5, 2000) through May 31, 2000 related primarily to compensation costs associated with the issuance of common stock for services and organizational and start-up costs. For purposes of the accompanying financial statements, the results of operations for such period have been included in the results of operations of the Predecessor for the period from January 1, 2000 through May 31, 2000.

Furthermore, the removal of the combined financial statements of the Predecessor from the financial statements of the Company as a result of purchase accounting related to the Acquisition has been reflected as a $46,000 adjustment to the accumulated deficit in the accompanying statement of owners' deficit for the period from June 1, 2000 through October 31, 2000. This adjustment reflects the accumulated deficit of the Predecessor at May 31, 2000.

The combined financial statements of the Predecessor include the accounts of Lake Holdings and Evans. Although there is no common ownership between Lake Holdings and Evans, management believes the presentation of combined financial statements is considered the most meaningful due to the operational relationship between the two entities. All significant intercompany accounts and transactions have been eliminated in combination.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the price that a testing station may charge is limited to $25.00 per vehicle which is recorded by the Company as gross revenue, with $7.40 of that amount due to the state as a fee for the certificate issued to the operator of the station; such fees are reflected as cost of emissions certificates in the accompanying statements of operations. The balance of the current charge ($17.60) is retained by the station operator. From October 1998 through June 1999, the Predecessor received discounts on the cost of emissions certificates from the state of Georgia as part of a program to assist emission station operators in implementing changes in emission testing procedures. The Predecessor received discounts totaling $46,000 during 1999 and $9,500 during 1998, which have been deducted from cost of emissions certificates in the accompanying statements of operations. The Company requires that payment by the customer be made with cash or check; accordingly, the Company does not have significant levels of accounts receivable.

Under current state of Georgia law, if a vehicle fails an emissions test, it may be retested at no additional charge for up to thirty days after the initial test, as long as the subsequent test is performed at the same facility. At the time of initial testing, the Company provides an allowance for potential retest costs, based on prior retest experience and information furnished by the state of Georgia, which is comprised mainly of the labor cost associated with performing a retest. When a retest is performed, the incremental cost of performing a retest is applied against the retest allowance. At October 31, 2000 and December 31, 1999, the allowance for retest costs was insignificant.

Revenue from leases of emission testing equipment (see Note 11 - Lease Revenue) is recognized on a straight-line basis over the life of the leases.

In December 1999, the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB 101), as amended. SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company believes its revenue recognition policies comply with SAB 101.

METHODS OF DEPRECIATION AND AMORTIZATION

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets of five years. Repair and maintenance costs are charged to expense as incurred. Gains or losses on disposals are reflected in operations.

Goodwill is amortized on a straight-line basis over a ten year period.

Financing costs are deferred and amortized on a straight-line basis over the life of the related agreement.

IMPAIRMENT

Property and equipment and certain intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved. In the opinion of management, no assets were impaired as of October 31, 2000 or December 31, 1999.

INCOME TAXES

Emissions is taxed as a C corporation under the Internal Revenue Code. Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities.

Lake Holdings is treated as a partnership for federal and state income tax purposes. Evans has elected under the Internal Revenue Code to be taxed as an S corporation. Accordingly, no provision or benefit for federal or state income taxes is necessary since income, losses and tax credits are reported on the owners' individual income tax returns.

ORGANIZATION COSTS

Organization costs are expensed as incurred.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was not significant during the period from June 1, 2000 through October 31, 2000, for the period from January 1, 2000 through May 31, 2000 or for the years ended December 31, 1999 and 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, note receivable from related party, due from related party, accounts payable and accrued liabilities approximate their fair value because of their short-term nature. Borrowings under the line of credit are carried at amounts which approximate fair value due to the variable rate feature of the debt. The obligations under capital leases are carried at amounts which approximate fair value based on lease obligations with similar remaining maturities and similar terms. The notes payable to owners are carried at amounts which approximate fair value due to the fact that this debt is analogous to a capital contribution and the stated rate under these notes is not materially different than market rates. The fair value of the convertible debentures was determined based on the greater of the estimated fair value of the shares to be received upon conversion of the debentures or the discounted cash flows of the remaining principal and interest payments, based on current interest rates (see Note 7).

NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company's net loss, all potentially dilutive securities would be antidilutive and are excluded from the computation of diluted loss per share. The following table lists the number of shares which could be issued related to all potentially dilutive securities as of October 31, 2000:

         Convertible debentures      1,250,000
         Warrants                      300,000
                                     ---------
                                     1,550,000
                                     =========

The above table assumes a conversion price under the terms of the convertible debentures of one share for every $.50 of outstanding debt. However, if the Company successfully completes its proposed registration of securities and its shares are traded on the public markets, the conversion price and the number of potentially dilutive securities related to the convertible debentures may change significantly.

Net income (loss) per share for the Predecessor has not been presented as it is not deemed to be a meaningful presentation due to the different capital structure as a result of the Acquisition.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Company believes it mitigates any risks by depositing cash and investing in cash equivalents with major financial institutions.

REGULATORY IMPACT

The current and future demand for the Company's services is substantially dependent upon federal, state, local and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its financial position and results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), was issued in June 1998. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133 (SFAS 137), was issued in June 1999. SFAS 137 delays the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company's convertible debentures are considered to be derivatives; however, the Company has not yet determined whether the adoption of SFAS 133 will have a material impact on its financial statements.

STOCK-BASED COMPENSATION

Stock-based compensation is determined using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated market price of the common stock at the date of grant over the amount an employee must pay to acquire the stock.


NOTE 2:   FACTORS AFFECTING OPERATIONS

The Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The future success of the Company is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations.

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it will achieve profitable operations and generate positive cash flows during the next few years. However, the ultimate ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.


NOTE 3:   ACQUISITION

On June 1, 2000, the Company entered into an asset purchase agreement with Lake Holdings, a company engaged in the emissions testing business in Georgia. Pursuant to the agreement, the Company acquired certain assets and assumed certain liabilities of Lake Holdings. The majority owners of Lake Holdings also own an entity which manages GCA Strategic Investment Fund Limited (GCA Fund), which has entered into a securities purchase agreement with the Company (see
Note 7). Lake Holdings owned emissions testing equipment and leased and operated two emission testing stations in Georgia at the date of the acquisition (see
Note 11).

Assets purchased by the Company consisted primarily of emission testing equipment for emission testing stations plus emission testing equipment that is leased to unrelated station operators, together with all licenses and permits held by Lake Holdings. Liabilities assumed by the Company consisted primarily of the real estate leases for the two existing emission testing stations. The purchase price consisted of cash of $220,000 (exclusive of the real estate lease obligations), and was funded by proceeds from a debenture sold pursuant to the securities purchase agreement between GCA Fund and the Company (see Note 7).

The acquisition was accounted for using the purchase method of accounting, whereby a new basis of accounting for the assets acquired and liabilities assumed was established.

The purchase price was allocated as follows:

         Emission testing equipment     $175,000
         Goodwill                         45,000
                                        --------
                                        $220,000
                                        ========

In the opinion of management, the value of the acquired licenses, permits and other intangible assets was not significant.


NOTE 4:   NOTE RECEIVABLE FROM RELATED PARTY

At October 31, 2000, the Company had a note receivable from an entity managed by, and otherwise related to, a stockholder in the amount of $95,000. The Company has a consulting agreement with this stockholder (see Note 13). The note was originally unsecured and carried interest at 12%. Principal and accrued interest plus an additional fee of 2% of the principal were due on the August 2, 2000 maturity date, but were not repaid, at which time the interest rate increased to 18% from that date until the note is paid in full. The Company has extended the maturity date to 45 days subsequent to the date as of which the Company's registration statement is declared effective by the Securities and Exchange Commission (SEC). Furthermore, the Company has entered into an agreement with a second stockholder of the Company whereby if the note receivable is not repaid within the above-stipulated 45 day period, the stockholder will purchase the note receivable from the Company for a purchase price equal to the aggregate cash proceeds received by the stockholder upon the sale of 100,000 shares of common stock of the Company. In addition, the Company obtained a security interest in certain property and improvements owned by the entity.

Due to the uncertainty of the collectibility of this note receivable, the Company has recorded an allowance of $95,000 on this note as of October 31, 2000. The execution of this note was a technical violation of the use of proceeds specified in the securities purchase agreement with GCA Fund (see Note
7), however, the Company obtained a waiver from GCA Fund.

Subsequent to October 31, 2000, the Company sold the note receivable and the security interest to the stockholder who manages the related entity from whom the note receivable is due. In return, the Company received 100,000 shares of common stock of the Company.

NOTE 5:   PROPERTY AND EQUIPMENT

A summary of property and equipment at October 31, 2000 and December 31, 1999 is as follows:

                                                  Emissions           Lake Holdings, LLC and
                                                Testing, Inc.      R.V. Evans Enterprises, Inc.
                                                -------------     ------------------------------
                                                                           (Predecessor)

                                                 October 31                December 31,
                                                    2000                        1999
                                                -------------             --------------
   Emission testing equipment                       $175,000                  $171,000
   Furniture, fixtures and office equipment            4,000                     2,000
                                                   ---------                 ---------

                                                     179,000                   173,000
   Less accumulated depreciation                       4,000                    51,000
                                                  ----------                 ---------
                                                    $175,000                  $122,000
                                                    ========                  ========


NOTE 6:   OTHER ASSETS

Other assets at October 31, 2000 and December 31, 1999 were as follows:

                                                                 Emissions           Lake Holdings, LLC and
                                                               Testing, Inc.      R.V. Evans Enterprises, Inc.
                                                               -------------     ------------------------------
                                                                                          (Predecessor)

                                                                October 31                December 31,
                                                                   2000                        1999
                                                              --------------             --------------
    Goodwill                                                     $   45,000                  $      -
    Deferred financing costs                                        127,000                         -
    Deposits                                                          2,000                     1,000
                                                                 ----------                  --------
                                                                    174,000                     1,000
    Less accumulated amortization                                    23,000                         -
                                                                 ----------                  --------
                                                                 $  151,000                  $  1,000
                                                                 ==========                  ========


NOTE 7:   DEBENTURES

On June 1, 2000, the Company entered into a Securities Purchase Agreement, as amended, (the Agreement) with GCA Fund, pursuant to which GCA Fund agreed to purchase certain convertible debentures (collectively, the Series A debentures) and certain related stock warrants of the Company (collectively, the warrants). The Agreement contemplates the purchase by GCA Fund (on or before June 1, 2001), in one or more tranches, of up to an aggregate principal amount of

$1,000,000 of the Series A debentures at a price equal to 95% of the principal amount. The Agreement also contemplates the issuance, in one or more tranches, of warrants (entitling GCA Fund to purchase up to 500,000 shares of the Company's common stock at a price (as amended) of $0.50 per share, with such price subject to adjustment in certain circumstances as outlined in the Agreement) concurrently with the purchase of the debentures.

On June 1, 2000, GCA Fund purchased a Series A debenture in the original principal amount of $525,000, for a price equal to 95% thereof, or approximately $499,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 250,000 shares of the Company's common stock at any time over a five year period commencing June 1, 2000 at a price (as amended) of $0.50 per share. The resulting discount of $26,000 is being amortized using the interest method over the term of the debt.

In June 2000, the Company advanced $95,000 of the proceeds from the Series A debenture to an entity managed by, and otherwise related to, a stockholder in return for a note receivable (see Note 4). The execution of this note was a technical violation of the use of proceeds specified in the securities purchase agreement with GCA Fund, however, effective Decemer 8, 2000, the Company obtained a waiver from GCA Fund.

In September 2000, GCA Fund purchased a second Series A debenture in the original principal amount of $100,000, for a price equal to the principal amount; concurrently, the Company issued to GCA Fund a warrant to purchase up to 50,000 shares of the Company's common stock at any time over a five year period at a price (as amended) of $0.50 per share.

Based upon the fair value methodology prescribed under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS
123), the Company did not assign a value to the warrant issued in June 2000 (see below for discussion of the value assigned to the warrant issued in September
2000).

The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.7%; expected life of five years; no expected volatility; and no dividend yield.

The outstanding principal amount of the Series A debentures is due on June 1, 2002. Series A debentures issued under the Agreement bear interest at 7% (payable, at the Company's option, in cash or shares of common stock) and are secured by all emission testing equipment owned by the Company. The Company elected to pay interest under the currently outstanding Series A debentures in cash.

The Agreement contemplates the purchase of the Series A debentures by GCA Fund in accordance with criteria outlined in the Agreement, up to the expiration date of the commitment of June 1, 2001. The Company is subject to a commitment fee of 1.5% of any portion of the commitment not used.

The Series A debentures are convertible, at the option of GCA Fund, into shares of common stock of the Company. The conversion price is generally equal to the lesser of (a) $0.50 or (b), once the Company's common stock is traded in the public markets, 75% of the trading price of the common stock over a ten day period, as defined in the Agreement. The conversion price is subject to adjustment in certain circumstances as outlined in the Agreement. Due to immateriality, the Company did not assign a value to the beneficial conversion feature of the Series A debenture at the time of the June 2000 issuance.

However, since at the time of the September 2000 purchase the Company had begun operations and secured a financing arrangement, the Company believes the fair value of its common stock at that time approximates the tentative $3 per share proposed public offering price of the Company's common stock (see Note 12). Based on the relative fair values of the Series A debenture and warrant issued in September 2000 (as determined using the Black-Scholes option pricing model as described above), the Company has allocated $80,000 of the proceeds to the beneficial conversion feature contained within the Series A debenture and the remaining $20,000 to the warrant. However, as the Series A debenture is immediately convertible, the Company has accounted for the $80,000 beneficial conversion feature as additional interest expense on the Series A debenture, with a corresponding increase in common stock. Furthermore, the $20,000 allocated to the warrant has been reflected as a discount on the Series A debenture with a corresponding increase in common stock. The $20,000 discount on the Series A debenture is being amortized using the interest method over the term of the debt.

The Series A debentures are redeemable, at the option of the Company, as long as there is no event of default, as defined. The redemption price is generally equal to the number of shares of common stock into which the Series A debentures are convertible times the average trading price of the common stock, as defined in the Agreement. The redemption price is subject to adjustment in certain circumstances as outlined in the Agreement.

Additionally, the Series A debentures are mandatorily redeemable, at the option of GCA Fund, under circumstances as outlined in the Agreement, including but not limited to a change in control, as defined.

The Agreement contemplates the issuance of warrants in conjunction with each purchase by GCA Fund of a Series A debenture. The term of each warrant is five years from its respective issue date. The warrants are mandatorily redeemable for cash whenever the Company is obligated to redeem the Series A debentures; in that case, the redemption price would be based on the value of the warrants, the number of warrants being redeemed and the average trading price of the common stock, all as outlined in the Agreement. As of December 4, 2000, the warrants, including those issued in November and December 2000 (see below), had a redemption value of approximately $1,050,000.

The Agreement contains provisions granting GCA Fund certain registration rights, including a requirement that the Company file a registration statement with the SEC which was required to be effective by August 30, 2000. At December 4, 2000, the Company had not complied with this provision of the Agreement. Under the terms of the Agreement, the Company is subject to liquidated damages of 2% of the outstanding principal amount of the convertible debentures, prorated, for each thirty day period the registration statement is not declared effective by the SEC. If not declared effective by the SEC by September 29, 2000, the liquidated damages were to increase to 3% of the outstanding principal amount of the convertible debentures. In addition, if the registration statement was not declared effective by the SEC by October 29, 2000, the conversion price of the convertible debenture was to decrease by 1% for each thirty day period in which the registration statement is not declared effective. Finally, if the registration statement was not declared effective by November 28, 2000, the Company was to be required to redeem the convertible debentures and warrants as set forth in the Agreement. Effective as of December 8, 2000, the Company obtained a waiver, through November 1, 2001, of all such liquidated damages from GCA Fund. Under the waiver, if the registration statement is not declared effective by November 1, 2001, then
GCA Fund is entitled to all liquidating damages as described above.

The estimated fair value of the Company's Series A debentures at October 31, 2000, which is based in part on the conversion features of the Series A debentures, was approximately $3,750,000.

Interest expense, including amortization of the discounts and beneficial conversion feature, was $98,000 during the period from June 1 through October 31, 2000.

In November 2000, GCA Fund purchased a third Series A debenture in the original principal amount of $100,000, for a price equal to 95% thereof, or $95,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 50,000 shares of the Company's common stock at any time over a five year period at a price of $0.50 per share. The terms of this Series A debenture are similar to the second Series A debenture and contain a beneficial conversion feature.

On December 8, 2000, GCA Fund purchased a fourth Series A debenture in the original principal amount of $100,000, for a price equal to 95% thereof, or $95,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 50,000 shares of the Company's common stock at any time over a five year period at a price of $0.50 per share. The terms of this Series A debenture are similar to the second and third Series A debentures and contain a beneficial conversion feature.


NOTE 8:   DEBT

REVOLVING LINE OF CREDIT

Lake Holdings had a $30,000 revolving line of credit with a financial institution. Outstanding borrowings were unsecured, accrued interest at prime (8.5% at December 31, 1999) plus 1% and matured in July 2000. Accrued interest was payable monthly and the outstanding principal was due at maturity. The outstanding balance at December 31, 1999 was $8,000. At December 31, 1999, $22,000 was available under the line of credit. Interest expense for outstanding borrowings under the revolving line of credit was insignificant for the period from January 1, 2000 through May 31, 2000 or for the years ended December 31, 1999 and 1998.

MEMBER NOTES

In 1997, the two members of Lake Holdings contributed a total of $40,000 in capital to Lake Holdings in the form of two demand notes payable. These notes accrued interest at 6%, were unsecured and principal and accrued interest were due on demand. Interest expense recognized under these notes totaled $1,000 for the period from January 1, 2000 through May 31, 2000, $7,000 for the year ended December 31, 1999 and $5,000 for the year ended December 31, 1998.


NOTE 9:   INCOME TAXES

As of October 31, 2000, the Company had a net operating loss carryforward of approximately $269,000 which will expire in 2020.

Differences between the income tax benefit reported in the statement of operations for the period from June 1, 2000 through October 31, 2000 and the amount determined by applying the statutory federal income tax rate (34%) to the loss before income taxes for the period from June 1, 2000 through October 31, 2000 were as follows:

   Expected rate                                    (34.0)%
   State income taxes, net of federal deduction      (5.7)
   Beneficial conversion feature                     21.0
   Valuation allowance                               18.7
                                                    -----
                                                        -%
                                                    =====

Noncurrent deferred income tax assets at October 31, 2000 consisted of the following:

   Allowance for note receivable from related party      $    10,000
   Net operating loss carryforward                            60,000
   Less valuation allowance                                  (70,000)
                                                         -----------
   Net deferred tax asset                                $         -
                                                         ===========

NOTE 10:   UNAUDITED PRO FORMA INCOME TAX INFORMATION

The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, as if the Predecessor had been a C corporation subject to federal and state income taxes throughout the periods presented.

                                                         For the
                                                       Period from
                                                       January 1,          For the          For the
                                                      2000 through       Year Ended       Year Ended
                                                         May 31,        December 31,     December 31,
                                                          2000             1999              1998
                                                     --------------- --------------    ----------------
Net income (loss) before pro forma adjustment,
    per combined statements of operations                 $(31,000)       $14,000             $17,000
Provision (benefit) for income taxes                        (7,000)         3,000               4,000
                                                          --------        -------             -------
Pro forma net income (loss)                               $(24,000)       $11,000             $13,000
                                                          ========        =======             =======


NOTE 11:   LEASING ACTIVITIES

OPERATING LEASES

The Company leases office space and land and buildings for the emissions testing stations. The leases for the emission testing stations are renewable, at the option of the Company, for specified periods. One of the leases for an emission testing station is cancelable by either the lessor or the Company at any time.

Future minimum rental payments required under the noncancelable operating leases were as follows at October 31, 2000:

    Two Months Ending December 31
    -----------------------------
            2000                               $  14,000
    Year Ending December 31
    -----------------------
            2001                                  63,000
            2002                                  20,000
            2003                                  20,000
            2004                                   9,000
                                               ---------
                                               $ 126,000
                                               =========

During the period from June 1, 2000 through October 31, 2000, rent expense was approximately $21,000, during the period from January 1, 2000 through May 31, 2000 rent expense was approximately $10,000 and during the years ended December 31, 1999 and 1998 rent expense was approximately $54,000 and $18,000, respectively.

CAPITAL LEASES

The Predecessor leased emission testing equipment under leases which were accounted for as capital leases. Emissions acquired the emission testing equipment as part of the Acquisition (see Note 3) on June 1, 2000. All future capital lease payments were made by the Predecessor at that time. At October 31, 2000, Emission had no leases which are accounted for as capital leases.

LEASE REVENUE

The Company leases certain emission testing equipment under operating leases, one of which is cancelable at the Company's option and the other of which is noncancelable, to two unrelated station operators. At October 31, 2000, such equipment had a cost of $65,000 and accumulated depreciation of $5,000 and at December 31, 1999, a cost of $60,000 and accumulated depreciation of $18,000. The equipment is included in property and equipment on the accompanying balance sheets. The Company is depreciating this equipment on a straight-line basis over its estimated useful life of five years. The remaining lease term under the noncancelable lease at October 31, 2000 was approximately 28 months. The lessees pay the Company monthly rent of approximately $1,800.

Future estimated receipts under the noncancelable lease were as follows at October 31, 2000:

   Two Months Ending December 31
   -----------------------------
           2000                             $  1,000
   Year Ending December 31
   -----------------------
           2001                                6,000
           2002                                6,000
           2003                                6,000
           2004                                1,000
                                            --------
                                            $ 20,000
                                            ========


NOTE 12:   EQUITY

PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock. No terms or conditions have been established for any preferred stock which may be issued.

COMMON STOCK

In conjunction with the formation of the Company, a total of 2,410,000 shares of common stock were issued to 15 founders. The founders contributed no cash or other tangible property in exchange for their shares; instead, the founders contributed organizational and start-up expertise, industry knowledge and know-how and other such intangible services. The Company has assigned a value of $0.01 per share to these services, or a total of approximately $24,000 which has been included in organizational and start-up costs in the accompanying statement of operations for the period from January 1, 2000 through May 31, 2000 (see Note
1). The $0.01 per share fair value assigned to the common shares issued to the founders was determined by the Company's board of directors based on the services rendered to the Company and the fact that at the time of issuance, Emissions had no operations and had no financing arrangements with which to acquire operations. Management believes that such value of $0.01 per share approximated fair value as of the date of formation of the Company.

STOCK OPTION PLAN

In December 2000, the Company adopted the Emissions Testing, Inc. 2000 Stock Option Plan (the 2000 stock option plan). The Company has reserved 1,000,000 shares of common stock for issuance under the plan. The plan permits the issuance of incentive stock options, options other than incentive stock options, reload options, restricted shares of common stock and stock appreciation rights.

PROPOSED PUBLIC OFFERING

The Company has filed a registration statement with the SEC to offer up to 1,430,000 shares of its common stock to the public. The Company believes the proposed public offering price on the common stock will be tentatively $3 per share. As of December 4, 2000, the registration statement had not been declared effective by the SEC.

NOTE 13:   CONSULTING AND EMPLOYMENT AGREEMENTS

In May 2000, the Company entered into a consulting agreement with an entity that is a founding stockholder of the Company (see Note 4 for a discussion of a note receivable from an entity related to this stockholder). The agreement has a term of five years, requires a monthly fee of $8,000, which increases by 10% per year, and requires finders fees on acquisitions procured, as defined in the agreement.

The Company has also entered into a consulting agreement with a founding stockholder who is the sole stockholder of Evans (see Note 1). The agreement expires on April 1, 2001 and requires payments of $1,000 per week, together with an automobile allowance of $500 per month. Additionally, the Company has agreed to issue the stockholder an option to purchase up to 120,000 shares of its common stock pursuant to the 2000 stock option plan (see Note 12).

In June 2000, the Company entered into an employment agreement with one of the founding stockholders to serve as the Company's president. This individual resigned from the Company in September 2000.

In September 2000, the Company entered into an employment agreement with another founding stockholder to serve as the Company's president which, among other things, provides for an annual base compensation of $60,000 for an initial period of one year. Subsequent to October 31, 2000, the agreement was revised to provide for annual compensation of $120,000 for a three year term, with three one year renewal periods. The agreement also provides for quarterly performance bonuses and certain allowances. Additionally, the Company has agreed to issue the stockholder an option to purchase up to 500,000 shares of its common stock pursuant to the 2000 stock option plan (see Note 12).

                             EMISSIONS TESTING, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                Balance at             Costs and                               Balance at
                                         Beginning of Period           Expense           Deductions          End of Period
                                         ---------------------        ----------         ----------          -------------
For the Period from June 1,
2000 Through October 31, 2000:
------------------------------

Allowance for note receivable
    from related party                         $         -             $    95,000       $         -               $95,000
                                               ===========             ===========       ===========               =======
Deferred tax valuation allowance               $    10,000             $    60,000       $         -               $70,000
                                               ===========             ===========       ===========               =======
For the Period from January 1,
2000 Through May 31, 2000:
--------------------------

Deferred tax valuation allowance               $         -             $    10,000       $         -               $10,000
                                               ===========             ===========       ===========               =======
Year Ended
December 31, 1999:
------------------

None                                           $         -             $         -       $         -            $        -
                                               ===========             ===========       ===========            ==========
Year Ended
December 31, 1998:
------------------

None                                           $         -             $         -       $         -            $        -
                                               ===========             ===========       ===========            ==========


Note: Schedules other than that above are omitted because they are not required or are not applicable, or because the information is furnished elsewhere in the financial statements or the notes thereto.

62774

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than selling commissions that we incur, payable by us in connection with the registration of the Common Stock offered hereby. All of the amounts shown below are estimated, except the SEC registration fee.

        SEC Registration Fee                                 $  2,153
        Printing Expenses                                      12,000
        Legal Fees and Expenses                                90,000
        Accounting Fees and Expenses                           70,000
        Blue Sky Expenses and Counsel Fees                     12,000
        Transfer Agent Fees                                     3,000
        Miscellaneous                                          10,000
                                                              -------
                 Total                                       $199,153


Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         INDEMNIFICATION OF DIRECTORS. Section 14-2-851 of the Georgia Business Corporation Code provides that, except as noted below, a Georgia corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with (a) any proceeding brought by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) any other proceeding in which the director was adjudged liable on the basis that a personal benefit was improperly received by the director. Indemnification of a director in a proceeding brought by or in the right of the corporation is limited to reasonable expenses, including attorneys' fees, incurred by the director in connection with the proceeding. Under Georgia law, a corporation may indemnify any individual who is or was a director of a corporation or an individual who, while a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. For purposes of O.C.G.A. Section 14-2-851, the term "proceeding" is broadly defined so as to include any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

         In addition, a corporation may not indemnify a director under O.C.G.A.
Section 14-2-851 unless a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he director has met the standard of conduct set forth in Section 14-2-851. O.C.G.A.
Section 14-2-855 establishes a procedure for selecting the person or persons who will make the determination of eligibility for indemnification under Section 14-2-851. Generally, a determination must be made by (a) by the board of directors of the corporation by majority of a quorum consisting of directors not at the time parties to the proceeding: (b) if a quorum of such directors cannot be obtained, by majority vote of a committee duly designated by the board of directors consisting of two or more directors not at the time parties to the proceeding; (c) by special counsel selected by the board of directors or a committee designated by the board, or (d) by the shareholders, although shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         Further, a corporation may pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by a director who is or was a party to a proceeding in advance of the final disposition of the proceeding if the director furnishes the corporation with a written affirmation of his (a) good faith believe that he has met the standard of conduct set forth in Section 14-2-851, and (b) promise to repay any advances if it is ultimately determined that his is not entitled to indemnification, which promise need to be secured by any collateral and may be accepted by the corporation without regard to the director's financial ability to make repayment.

         Georgia law also provides that, in certain circumstances, a corporation must indemnify its directors. O.C.G.A Section 14-2-852 provides that, unless limited by the corporation's articles of incorporation, a director is entitled to recover from the corporation all reasonable expenses, including attorneys' fees, incurred by him in the defense of any proceeding to which he was a party, or to the defense of any claim, issue, or matter therein, because he is or was a director of the corporation, to the extent the director was successful of the merits, or otherwise, in the proceeding, claim, issue of matter.

         Unless the corporation's articles of incorporation provide otherwise, a director who is a party to a proceeding may apply to the court conducting the proceeding or another court of competent jurisdiction for indemnification or the advance payment of expenses. O.C.G.A. Section 14-2-854 permits court-ordered indemnification three situations:

         (1) A director entitled to mandatory indemnification under Section 14-2-852 may enforce that right by judicial proceeding, in which event the court may also order the corporation to pay the reasonable expenses incurred by the director in connection with the proceeding;

         (2) Indemnification at the court's discretion is permitted in all cases whether or not the director met the requisite standard of conduct set forth in
Section 14-2-851 or is otherwise ineligible for indemnification; and

         (3) A director secures a court order for the advance payment of expenses as set forth in Section 14-2-853.

         Finally, under the provisions of O.C.G.A. Section 14-2-856, with the approval or ratification of its shareholders by a majority of the votes entitled to be case, a corporation may indemnify or obligate itself to indemnify a party to a proceeding, including one brought by or in the right of the corporation, without regard to any statutory limitations. This right, however, cannot be exercised in favor of a director in which the director has been adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation, for (a) any appropriation, in violation of his duites, of any business opportunity of the corporation, (b) act or omissions that involve intentional misconduct or a knowing violation of law, (c) any unlawful distribution to shareholders of assets or properties belonging to the corporation, or (d) any transaction from which the director receives an improper personal benefit. Also, the shareholders right to authorize the payment or reimbursement of a director's expenses incurred in a proceeding in advance of final disposition of the proceeding, may be made only if the director furnishes the corporation with a written affirmation of his good faith believe that his conduct does not constitute behavior of the kind described in clauses (a) through (d) of this paragraph and with a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification under Section 14-2-856.

         INDEMNIFICATION OF OFFICERS. A Georgia corporation may, unless its articles of incorporation otherwise provide, indemnify and advance expenses to an officer, employee and agent who is not a director of the corporation, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contracts. In addition, unless the articles of incorporation otherwise provide, an officer of the corporation who is not a director is entitled to mandatory indemnification under O.C.G.A Section 14-2-852, described above, and is entitled to apply for court indemnification under O.C.G.A. Section 14-2-854, described above, in each case to the same extent as a director.

         INSURANCE. O.C.G.A. Section 14-2-858 permits a corporation to purchase and maintain insurance of behalf of directors, officers, employees, or agents against liabilities imposed on them by reason of actions in their official capacity or arising from their service to the corporation or another entity at the corporation's request.

         BYLAWS OF EMISSIONS TESTING, INC. Our bylaws provide for indemnification rights to any person who was or is threatened to be a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of ours, against expenses, including reasonable attorneys' fees, reasonably incurred by such person in connection with such proceeding, if such person acted in a manner he or she believed in good faith to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful, to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

         In addition, to the extent that our directors, officers, employees or agents have been successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party, in the defense of any claim, issue, or matter therein, because that individual is or was a director, officer, employee or agent of ours, we will indemnify such person against reasonable expenses incurred by that person in connection therewith. We may not indemnify a director, officer, employee or agent under our bylaws unless a determination has been made by our disinterested members of our Board of Directors, or alternatively by disinterested shareholders or by special legal counsel, as provided in the bylaws, in each specific case that such person has met the standard of care required under the bylaws for indemnification.

         Furthermore, we may pay for or reimburse the reasonable expenses incurred by our directors, officers, employees or agents who parties to a proceeding in advance of final disposition of the proceeding if (a) such person furnishes us with a written affirmation of such person's good faith believe that he or she has met the standard of conduct required for indemnification by us, and (b) such person furnishes us with a written undertaking to repay any advances if its is ultimately determined that such person is not entitled to indemnification by us.

         Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Since inception, we have sold unregistered shares of our Common Stock in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:


Date             Class    Shares     Purchaser                     Consideration(*)
----             -----    ------     ---------                     ----------------
May 2, 2000      Common   310,000    Porter Lane Investment, Inc.         $0
May 2, 2000      Common   310,000    Irish Investments, LLC               $0
May 2, 2000      Common   310,000    Emerald Marine, Ltd.                 $0
May 2, 2000      Common   310,000    Westhurst, Ltd.                      $0
May 2, 2000      Common   310,000    Bolling Investments, LLC             $0
May 2, 2000      Common   200,000    Richard A. Parlontieri               $0
May 2, 2000      Common   110,000    William S. Estroff                   $0
May 2, 2000      Common   100,000    ARM & Associates, LLC                $0
May 2, 2000      Common   100,000    Gant Alumni Associates, LLC          $0
May 2, 2000      Common    50,000    Karen Vickers                        $0
May 2, 2000      Common    50,000    Sidney E. Brown                      $0
May 2, 2000      Common    50,000    Robert D. Downey                     $0
May 2, 2000      Common    50,000    William L. Ross                      $0
May 2, 2000      Common    50,000    John J. McManus                      $0
May 2, 2000      Common   140,000    Robert Evans                         $0

---------------
(*) Shares of Common Stock were issued for services rendered in connection with the formation of the Registrant.

         In addition, since inception, we have issued the following Series A Convertible Debentures and related Warrants.

                       Principal Amount of Debenture/
     Date              Shares Covered by Warrant          Consideration
     ----              ------------------------------     -------------
June 1, 2000           Debenture - $525,000*              $525,000
June 1, 2000           Warrant - 250,000 Shares           $      0
September 15, 2000     Debenture - $100,000*              $100,000
September 15, 2000     Warrant - 50,000 Shares            $      0
November 1, 2000       Debenture - $100,000*              $100,000
November 1, 2000       Warrant - 50,000 Shares            $      0
December 8, 2000       Debenture - 100,000*               $100,000
December 8, 2000       Warrant - 50,000 Shares            $      0

--------------
* The Debenture is convertible into shares of Common Stock. The conversion price is equal to the lesser of (a) $.50 and (b) 75% of the three lowest weighted average sales prices of the Common Stock as reported by Bloomberg LP for the ten trading days immediately preceding but not including the date on which the holder of the Debenture gives notice of its intent to convert. The Debentures issued in June, 2000, November, 2000, and December 2000, were each sold at a discount equal to five percent of the original principal amount of those respective instruments. The Debenture issued in September, 2000, was issued at par.

-------------
         No underwriters were engaged in connection with the foregoing offers and sales of securities. Such offers and sales of Common Stock were made in reliance upon the exemption from registration set forth in Section 4(1) in connection with the formation of the Registrant, and such offers and sales of the Series A Convertible Debentures and the related Warrants were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering.

 Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) EXHIBITS

EXHIBIT NO.   DESCRIPTION
-----------   -----------

3.1           Articles of Incorporation of Emissions Testing, Inc. **

3.1.1         Articles of Amendment of Articles of Incorporation of eMissions Testing, Inc.

3.2           Bylaws of Emissions Testing, Inc.**

4.1           Specimen of Common Stock Certificate.

5.1           Opinion of Counsel regarding legality of the shares.

10.1          Securities Purchase Agreement by and between Emissions Testing, Inc. and GCA Strategic
              Investment Fund Ltd., as amended, dated June 1, 2000.*

10.2          Security Agreement dated June 1, 2000 by and between Emissions Testing, Inc. and GCA
              Strategic Investment Fund, Ltd., as amended, as of September 15, 2000.**

10.3 7% Convertible Debentures in the principal amount of $525,000 from

              Emissions Testing, Inc. to GCA Strategic Investment Fund, Ltd., dated June 1, 2000.**

10.4          Common Stock Purchase Warrant issued by Emissions Testing, Inc. to GCA Strategic
              Investment Fund, Ltd. For 250,000 shares, dated June 1, 2000.**

10.5 7% Convertible Debenture in the principal amount of $100,000 from Emissions Testing, Inc. to GCA Strategic Investment
              Fund, Ltd., dated September 15, 2000.**

10.6          Common Stock Purchase Warrant issued by Emissions  Testing, Inc. to GCA Strategic Fund,
              Ltd. for 50,000 shares, dated September 15, 2000.**

10.7          Letter from GCA Strategic Investment Fund, Ltd., dated September 15, 2000 regarding
              Waiver of Closing Conditions for $100,000 Subsequent Takedown Financing of 7%
              Convertible Debentures of Emissions Testing, Inc.**

10.8          Registration Rights Agreement dated June 1, 2000 by and between Emissions Testing, Inc.
              and GCA Strategic Investment Fund, Ltd.**

10.9          Asset Purchase Agreement by and between Emissions Testing, Inc. and Lake Holdings,  LLC, dated June 1, 2000.**

10.10         Employment Agreement by and between Emissions Testing, Inc., and Richard A.
              Parlontieri, dated September 18, 2000.**

10.11         Consulting Agreement by and between Emissions Testing, Inc., and Porter Lane
              Investments, Inc., dated May 5, 2000.**

10.12         12% Promissory Note from Beachside Commons I, LLC to Emissions Testing, Inc., dated
              September 15, 2000.**

10.13         Purchase Agreement by and between Emissions Testing, Inc. and Irish Investments, LLC, dated September 15, 2000.**

10.14         Employment Agreement by and between Emissions Testing, Inc., and Richard A. Parlontieri dated as of September 18, 2000.

10.15         Emissions Testing, Inc. 2000 Stock Option Plan.


10.16         Consulting Agreement dated as of June 1, 2000, between Emissions Testing, Inc., and
              Robert Evans.

10.17         Promissory Note Purchase Agreement, dated as of November 30, 2000, between Emissions
              Testing, Inc., and Porter Lane Investments, Inc.

10.18         Agreement dated as of  December 8, 2000 between Emissions Testing, Inc. and GCA
              Strategic Investment Fund Limited.

10.19         Letter dated October 3, 2000 from GCA Strategic Investment Fund Limited to Emissions
              Testing, Inc., relating to the Series A Convertible Debenture in the principal amount of
              $100,000.00 sold by Emissions Testing, Inc., to GCA on or about September 15, 2000.

10.20         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and GCA Strategic Investment Fund Limited, dated December 1, 2000

10.21         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Porter Lane Investments, Inc., dated December 1, 2000

10.22         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Irish Investments, LLC, dated December 1, 2000

10.23         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Emerald Marine, Ltd., dated December 1, 2000

10.24         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Westhurst, Ltd., dated December 1, 2000

10.25         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Bolling Investments, LLC, dated December 1, 2000

10.26         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Williams S. Estroff, dated December 1, 2000

10.27         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Gant Alumni Associates, LLC, dated December 1, 2000

10.28         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and ARM & Associates, LLC, dated December 1, 2000

10.29         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Richard A. Parlontieri, dated December 1, 2000

10.30         Mortgage dated November 30, 2000, between Beachside Commons I, Inc., and Emissions
              Testing, Inc.

10.31         Lease Agreement by and between Barry N. Jones and Emissions Testing, Inc. dated as of
              May 25, 2000 for certain leased premises located at 400 Colony Park, Building 104,
              Suite 600, Cumming, Georgia 30041.

10.32         Lease Agreement with Purchase Option by and between the Estate of Miriam G. Homeyer and
              Lake Holdings, LLC d/b/a Quick Test dated as of June 2, 1999 for certain leased premises located at 27 Crogan Street, Lawrenceville, Georgia.

10.33         Lease Agreement by and between The Right Stuff Food Stores, Inc. and State Approved
              Emissions dated as of September 1, 1997 for certain leased premises located at 554
              Atlanta Highway, Cumming, Georgia 30041.

10.34         Land Lease by and between Motiva Enterprises, LLC and eMissions Testing, Inc. dated as of September 1, 2001 for certain leased premises located at 4125 Jimmy Carter
              Boulevard, Norcross, Georgia 30093.

10.35         Land Lease by and between Motiva Enterprises, LLC and eMissions Testing, Inc. dated as of September 1, 2000 for certain leased premises located at 1807 Beaver Ruin Road,
              Norcross, Georgia 30071.

10.36         Consent to Assignment of Lease by The Estate of Miriam G. Homeyer to that certain Lease
              Agreement with Purchase Option by and between the Estate of Miriam G. Homeyer and Lake
              Holdings, LLC d/b/a Quick Test dated as of June 2, 1999 for certain leased premises located at 27 Crogan Street, Lawrenceville, Georgia.

17.1          Resignation of Officer,  Director and Employee by William Estroff to Emissions Testing,
              Inc., dated September 15, 2000.**

23.1.         Consent of the Accountants - Bennett Thrasher & Co. P.C.

23.2          Consent of Epstein, Becker & Green, P.C. (included in Exhibit 5.1).

27.1          Financial Data Schedule

------------
         *        To be filed by amendment
         **       Previously filed
------------

Item 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; and

                  (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                  (3) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement;

                  (4) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cumming, State of Georgia, on December 13, 2000.



                                          EMISSIONS TESTING, INC.


                                          /s/ Richard A. Parlontieri
                                          ----------------------------------
                                                    (Signature)

                                          President
                                          ----------------------------------
                                                      (Title)

                                          December 13, 2000
                                          ----------------------------------
                                                       (Date)



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                                     Title
---------                                     -----

/s/ Richard A. Parlontieri
-----------------------------                 President and Chief Executive
Richard A. Parlontieri                        Officer


/s/ Richard A. Parlontieri
-----------------------------                 Chief Financial and Accounting
Richard A. Parlontieri                        Officer


The Board of Directors


/s/ William L. Ross
-----------------------------                 Director
Dr. William L. Ross

/s/ Richard D. Downey
-----------------------------                Director
Dr. Richard D. Downey


/s/ Richard A. Parlontieri
-----------------------------                Director
Richard A. Parlontieri

                             EMISSIONS TESTING, INC.

                                  EXHIBIT INDEX



EXHIBIT NO.        DESCRIPTION
-----------        -----------
3.1           Articles of Incorporation of Emissions Testing, Inc. **

3.1.1         Articles of Amendment of Articles of Incorporation of eMissions Testing, Inc.

3.2           Bylaws of Emissions Testing, Inc.**

4.1           Specimen of Common Stock Certificate.

5.1           Opinion of Counsel regarding legality of the shares.

10.1          Securities Purchase Agreement by and between Emissions Testing, Inc. and GCA Strategic
              Investment Fund Ltd., as amended, dated June 1, 2000.**

10.2          Security Agreement dated June 1, 2000 by and between Emissions Testing, Inc. and GCA
              Strategic Investment Fund, Ltd., as amended, as of September 15, 2000.**

10.3 7% Convertible Debentures in the principal amount of $525,000 from Emissions Testing, Inc. to GCA Strategic Investment Fund, Ltd., dated June 1, 2000.**

10.4          Common Stock Purchase Warrant issued by Emissions Testing, Inc. to GCA Strategic
              Investment Fund, Ltd. For 250,000 shares, dated June 1, 2000.**

10.5 7% Convertible Debenture in the principal amount of $100,000 from Emissions Testing, Inc. to GCA Strategic Investment
              Fund, Ltd., dated September 15, 2000.**

10.6          Common Stock Purchase Warrant issued by Emissions  Testing, Inc. to GCA Strategic Fund,
              Ltd. for 50,000 shares, dated September 15, 2000.**

10.7          Letter from GCA Strategic Investment Fund, Ltd., dated September 15, 2000 regarding
              Waiver of Closing Conditions for $100,000 Subsequent Takedown Financing of 7%
              Convertible Debentures of Emissions Testing, Inc.**

10.8          Registration Rights Agreement dated June 1, 2000 by and between Emissions Testing, Inc.
              and GCA Strategic Investment Fund, Ltd.**

10.9          Asset Purchase Agreement by and between Emissions Testing, Inc. and Lake Holdings,  LLC, dated June 1, 2000.**

10.10         Employment Agreement by and between Emissions Testing, Inc., and Richard A.
              Parlontieri, dated September 18, 2000.**

10.11         Consulting Agreement by and between Emissions Testing, Inc., and Porter Lane
              Investments, Inc., dated May 5, 2000.**

10.12         12% Promissory Note from Beachside Commons I, LLC to Emissions Testing, Inc., dated
              September 15, 2000.**

10.13         Purchase Agreement by and between Emissions Testing, Inc. and Irish Investments, LLC, dated September 15, 2000.**

10.14         Employment Agreement by and between Emissions Testing, Inc., and Richard A. Parlontieri dated as of September 18, 2000.

10.15         Emissions Testing, Inc. 2000 Stock Option Plan.

10.16         Consulting Agreement dated as of June 1, 2000, between Emissions Testing, Inc., and
              Robert Evans.

10.17         Promissory Note Purchase Agreement, dated as of November 30, 2000, between Emissions
              Testing, Inc., and Porter Lane Investments, Inc.

10.18         Agreement dated as of  December 8, 2000 between Emissions Testing, Inc. and GCA
              Strategic Investment Fund Limited.

10.19         Letter dated October 3, 2000 from GCA Strategic Investment Fund Limited to Emissions
              Testing, Inc., relating to the Series A Convertible Debenture in the principal amount of
              $100,000.00 sold by Emissions Testing, Inc., to GCA on or about September 15, 2000.

10.20         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and GCA Strategic Investment Fund Limited, dated December 1, 2000

10.21         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Porter Lane Investments, Inc., dated December 1, 2000

10.22         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Irish Investments, LLC, dated December 1, 2000

10.23         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Emerald Marine, Ltd., dated December 1, 2000

10.24         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Westhurst, Ltd., dated December 1, 2000

10.25         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Bolling Investments, LLC, dated December 1, 2000

10.26         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Williams S. Estroff, dated December 1, 2000

10.27         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Gant Alumni Associates, LLC, dated December 1, 2000

10.28         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and ARM & Associates, LLC, dated December 1, 2000

10.29         Letter Agreement relating to the Lock-Up of Common Stock between Emissions Testing,
              Inc. and Richard A. Parlontieri, dated December 1, 2000

10.30         Mortgage dated November 30, 2000, between Beachside Commons I, Inc., and Emissions
              Testing, Inc.

10.31         Lease Agreement by and between Barry N. Jones and Emissions Testing, Inc. dated as of
              May 25, 2000 for certain leased premises located at 400 Colony Park, Building 104,
              Suite 600, Cumming, Georgia 30041.

10.32         Lease Agreement with Purchase Option by and between the Estate of Miriam G. Homeyer and
              Lake Holdings, LLC d/b/a Quick Test dated as of June 2, 1999 for certain leased premises located at 27 Crogan Street, Lawrenceville, Georgia.

10.33         Lease Agreement by and between The Right Stuff Food Stores, Inc. and State Approved
              Emissions dated as of September 1, 1997 for certain leased premises located at 554
              Atlanta Highway, Cumming, Georgia 30041.

10.34         Land Lease by and between Motiva Enterprises, LLC and eMissions Testing, Inc. dated as of September 1, 2001 for certain leased premises located at 4125 Jimmy Carter
              Boulevard, Norcross, Georgia 30093.

10.35         Land Lease by and between Motiva Enterprises, LLC and eMissions Testing, Inc. dated as of September 1, 2000 for certain leased premises located at 1807 Beaver Ruin Road,
              Norcross, Georgia 30071.

10.36         Consent to Assignment of Lease by The Estate of Miriam G. Homeyer to that certain Lease
              Agreement with Purchase Option by and between the Estate of Miriam G. Homeyer and Lake
              Holdings, LLC d/b/a Quick Test dated as of June 2, 1999 for certain leased premises located at 27 Crogan Street, Lawrenceville, Georgia.

17.1          Resignation of Officer,  Director and Employee by William Estroff to Emissions Testing,
              Inc., dated September 15, 2000.**

23.1.         Consent of the Accountants - Bennett Thrasher & Co. P.C.

23.2          Consent of Epstein, Becker & Green, P.C. (included in Exhibit 5.1).

27.1          Financial Data Schedule

------------
         *        To be filed by amendment
         **       Previously filed
------------


---------
* to be filed by amendment